UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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DST Systems, Inc.
(Name of Registrant as Specified In Its Charter)

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333 West 11th Street
Kansas City, MO 64105

DST SYSTEMS, INC.
NOTICE AND PROXY STATEMENT
for
Annual Meeting of Stockholders

Tuesday, May 8, 2012

YOUR VOTE IS IMPORTANT

You have received information on casting your vote. We began delivering annual meeting materials, or Notice of Internet Availability of Proxy Materials, on or about March 19, 2012.

DST Systems, Inc.
333 West 11th Street
Kansas City, Missouri 64105

 Proxy Statement
and
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        We invite you to attend our annual meeting of stockholders.

Place:	Our principal executive offices: 333 West 11th Street, 3rd floor Kansas City, Missouri
Time:	10:30 a.m., Central Daylight Time
Date:	Tuesday, May 8, 2012

        Stockholders will consider and vote upon the following matters:

    •
    Election of the Company's nominees for Director, each to serve a three-year term expiring upon the 2015 Annual Meeting of Stockholders or until a successor is duly elected and qualified

    •
    Ratification of the Audit Committee's Selection of Independent Registered Public Accounting Firm

    •
    Advisory Resolution to Approve Named Officer Compensation

        The record date for determining which stockholders may vote at this meeting or any adjournment is March 9, 2012. We will provide the recordholder list during the annual meeting if any stockholder wishes to examine it for any purpose pertaining to the meeting. We will make the list available during regular business hours at the above address for the ten-day period before the annual meeting.

        Please vote your shares, regardless of whether you plan to attend the meeting, by following the voting instructions. Whether you vote by telephone, through the Internet, or by mail, you are authorizing the Proxy Committee (and/or the trustee of DST benefit plans or any broker or nominee through which you hold shares) to vote as you specify on the proposals. You are also authorizing them to vote in their discretion on other proposals a stockholder properly brings before the meeting. If you hold shares on behalf of an estate or corporation, in some other legal capacity or jointly, you confirm by voting that you have the authority to vote on behalf of all owners of the shares.

        If you need assistance at the annual meeting because of a disability, please let us know by May 1, 2012, at (816) 435-8655.

By Order of the Board of Directors,

Randall D. Young Vice President, General Counsel and Secretary

The date of this Notice is March 19, 2012.

DST Systems, Inc.
333 West 11th Street
Kansas City, Missouri 64105

PROXY STATEMENT

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2012 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 8, 2012: THE PROXY STATEMENT FOR SUCH MEETING AND THE ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2011 ARE AVAILABLE AT
www.edocumentview.com/DST.

PROXY STATEMENT

        On or about March 19, 2012, we began delivering to you, our stockholders of record at the close of business on March 9, 2012 (our record date), this Proxy Statement for our 2012 annual stockholders' meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. We mailed full sets of the materials to our stockholders of record, other than stockholders of record who have consented to receive the materials electronically and employees with workplace email accounts. We delivered a Notice of Internet Availability of Proxy Materials to our stockholders holding through brokers or other nominees.

        We will hold the annual meeting at 10:30 a.m. Central Daylight Time on Tuesday, May 8, 2012, at our principal executive offices, 333 West 11th Street, 3rd Floor, Kansas City, Missouri 64105. At the meeting, our Board of Directors will present our proposals and solicit your vote on them. You may vote on the proposals if you own our common stock, par value $.01 per share, on the record date. We have listed our common stock, our only class of voting securities ("DST stock"), on the New York Stock Exchange.

        Our Board asks that you vote for the Board nominees for director. Our Board also asks that, on a non-binding basis, you vote for ratification of the Audit Committee's selection of our independent registered public accounting firm, and vote for advising the Board that you approve the compensation of the officers named in the Summary Compensation Table on page 44 ("Say on Pay"). We do not know of any other matters on which you will vote at the annual meeting. Recordholders may appoint the Proxy Committee as their proxy. The Proxy Committee members are Stephen C. Hooley, President and Chief Operating Officer; Kenneth V. Hager, Vice President, Chief Financial Officer and Treasurer; and Randall D. Young, Vice President, General Counsel and Corporate Secretary. The Proxy Committee will vote your shares as you direct.

        This Proxy Statement contains a separate report by each of the Audit Committee and Compensation Committee of our Board. The two Board committee reports are "furnished," not "filed," for Securities Act of 1934 purposes. Within Board committee reports, "we," "ours," "us" or similar terms mean the committee giving the report. Otherwise, such words or "the Company" mean DST Systems, Inc. ("DST") and its subsidiaries.

        This Proxy Statement references the Corporate Governance Guidelines, the Business Ethics and Legal Compliance Policy, and the charters of the Board's Audit Committee, Compensation Committee, and Corporate Governance/Nominating Committee ("Governance Committee"). You can access each of these documents at our website, www.dstsystems.com. We will furnish you a copy of any of these documents without charge, if you request in writing to:

DST Corporate Secretary
333 W. 11th Street, 5th Floor
Kansas City, MO 64105

PROPOSAL 1
ELECT DIRECTORS

        Our Bylaws divide our Board into three classes with class terms expiring each year in rotation. At each annual meeting, stockholders elect a class of directors for a full three-year term. Our Board asks you to elect nominees Lowell L. Bryan and Samuel G. Liss, as well as current director Travis E. Reed (collectively, the "Nominees"), for a three-year term expiring in 2015 or until their successors are elected and qualified. They are willing to serve as directors.

        The Board applied the nominating processes beginning on page 19. It considered the background and experiences described on page 19 for each of the Nominees. Messrs. Bryan and Liss have not previously served on the Board. Mr. Reed is the only incumbent Nominee and has served on our Board for almost ten years.

        If any Nominee should become unavailable for election, the Proxy Committee will vote for another nominee whom the Governance Committee will propose in accordance with an agreement with a stockholder described on page 20.

OUR BOARD RECOMMENDS THAT
YOU VOTE FOR THE ELECTION OF THE
NOMINEES

PROPOSAL 2
RATIFY THE AUDIT COMMITTEE'S SELECTION
OF PRICEWATERHOUSECOOPERS

        The Audit Committee has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2012. Our Board requests stockholders to ratify such selection.

        PricewaterhouseCoopers will:

  •
  audit our consolidated financial statements and internal control over financial reporting

  •
  review certain reports we will file with the Securities and Exchange Commission

  •
  provide you and our Board with certain reports

  •
  provide such other services as the Audit Committee and its Chairperson from time to time determine.

        PricewaterhouseCoopers served as our independent registered public accounting firm for 2011, performing professional services for us. We expect representatives of PricewaterhouseCoopers to attend the annual meeting. We will allow them to make a statement if they desire and to respond to appropriate questions.

        The Audit Committee is responsible for selecting the Company's independent registered public accounting firm for 2012. Accordingly, stockholder approval is not required to appoint PricewaterhouseCoopers as the Company's independent registered public accounting firm. However, the Board of Directors believes that the submission of the Audit Committee's selection to the stockholders for ratification is a matter of good corporate governance. If the Company's stockholders do not ratify the selection of PricewaterhouseCoopers as the Company's independent registered public accounting firm, the Audit Committee will review its future selection of an independent registered public accounting firm. The Audit Committee may retain another independent registered public accounting firm at any time during the year if it concludes that such change would be in your best interest.

OUR BOARD RECOMMENDS THAT
YOU VOTE FOR THE RATIFICATION OF
THE AUDIT COMMITTEE'S SELECTION OF
PRICEWATERHOUSECOOPERS

PROPOSAL 3
ADVISORY RESOLUTION TO APPROVE NAMED OFFICER COMPENSATION

        The Board and its Compensation Committee are committed to sound compensation governance practices. As part of that commitment, we are annually including in the proxy statement a non-binding stockholder vote to advise on compensation of the officers named in the Summary Compensation table on page 44 (commonly referred to as a "Say on Pay" proposal). In our initial Say on Pay proposal in 2011, shareholders advised that they were in favor of our 2010 compensation of such officers.

        The Compensation Committee designs the compensation of these five named officers. The Committee believes that the design of named officer compensation, described in Compensation Discussion and Analysis beginning on page 25, serves the interests of the Company and its shareholders.

        The Committee structures base salary, incentives, equity grants and other compensation elements to achieve various objectives, including:

  •
  alignment of named officer and stockholder interests through pay for performance compensation practices such as goal-based incentive opportunities and the use of performance- and time- vesting equity awards, as described on pages 32-38

  •
  attraction and retention of quality leadership through use of benchmarking in establishing compensation levels and through the terms and conditions we incorporate into equity and deferred incentive awards, as described on pages 27-29, 30-31, and 40

  •
  design of equity grant levels to avoid excess dilution and expense over time as described on page 28

The Committee periodically reconsiders its compensation practices in view of changes necessary to continue to meet these objectives and of new governance developments that the Committee deems prudent to adopt.

        More than two-thirds of the votes cast advised in favor of our 2011 Say on Pay proposal, despite the fact that broker discretionary voting is not allowed on this proposal. The Company has recently engaged with certain shareholders identified as opposed to the 2011 Say on Pay proposal. Based in part on those discussions, the Committee believes that shareholders who did not vote in favor of our proposal in 2011 were likely to have relied to a significant degree on year-over-year comparisons of CEO compensation without taking into account annualization of the value of equity grants as described beginning on page 35.

        As we explained last year, the Compensation Committee designed, in 2004 and again in 2009, equity grant programs spanning multiple years. As a result of this program, which is described beginning on page 35, shareholders merely comparing one compensation year to another might have perceived a pay for performance disconnect for 2010 that in our view did not actually exist. As we explained last year, the better way to measure the effectiveness of the Committee's design was to annualize the Committee's projected value of equity grants intended as part of compensation for numerous years.

        This year, 2012, is the final year of the current multi-year equity grant program described beginning on page 35. The Committee intends, in connection with the completion of that program, to carefully review all equity and incentive elements of named officer compensation and consider all available alternatives to achieve the Committee's objectives identified beginning on page 27.

        The Board believes that the named officer compensation program is appropriate and in the current and long-term interests of our stockholders. The Board strongly endorses the Company's named officer compensation program and recommends that the stockholders vote in favor of the following resolution:

        "RESOLVED, that the compensation paid to the Company's named officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion included in this proxy statement, is hereby APPROVED.

        Because the vote is advisory, it will not be binding upon the Board or the Compensation Committee, which will not be required to take any action as a result of the outcome of the vote. However, the Committee will consider this year's Say on Pay results and other feedback received from shareholders as it considers possible changes for achieving its compensation objectives in 2013 when the equity grant program is complete and otherwise evaluates the effectiveness and appropriateness of the named officer compensation program.

OUR BOARD RECOMMENDS THAT
YOU VOTE FOR THE ADVISORY RESOLUTION
TO APPROVE NAMED OFFICER COMPENSATION

 MEMBERS OF AND NOMINEES TO OUR BOARD

SERVICE AND QUALIFICATIONS

        DST and Public Company Board Service.    Thomas A. McDonnell is a DST executive officer. We do not employ the remaining directors and Nominees listed in the table.

DIRECTORS AND NOMINEES	Age	Dates of Service on DST Board	Annual Meeting at Which Term Expires	Current Service on Committees of DST Board	Registered Investment Company Directorships and Public Company Directorships Other Than the Company(4)
A. Edward Allinson	77	September 1995–present April 1977–December 1990	2013	Audit Governance	—
George L. Argyros	75	February 2006–present December 1998–November 2001 (when he resigned to serve as United States Ambassador to Spain)	2014	Compensation Governance	First American Financial Corp Pacific Mercantile Bancorp
Lowell L. Bryan(2) Nominee	66	No prior service	2015		—
Robert T. Jackson(1) Lead Independent Director	66	July 2007–present	2013	Audit Compensation Governance	Artio Global Investors Inc.
Lawrence M. Higby(3)	66	May 2011–present	2014	Audit Compensation (Chairperson) Governance	eHealth, Inc. Herbalife Ltd.
Samuel G. Liss(2) Nominee	55	No prior service	2015		Verisk Analytics, Inc.
Thomas A. McDonnell	66	June 1972–present	2014	—	Euronet Worldwide, Inc. Kansas City Southern
Travis E. Reed(2) Nominee	77	July 2002–present	2015	Audit Compensation Governance	—
M. Jeannine Strandjord(3)	66	January 1996–present	2014	Audit (Chairperson) Compensation Governance	Euronet Worldwide, Inc. Six registered investment companies that are part of American Century Funds
Thomas A. McCullough(5) Departing Director	69	January 1990–present	2012	—	Netspend Holdings, Inc.
William C. Nelson(5) Departing Director	74	January 1996–present	2012	Audit Compensation Governance (Chairperson)	Great Plains Energy Inc.

(1)
Mr. Jackson began serving as Lead Independent Director on December 15, 2011, when former director Michael Fitt retired.

(2)
Their terms will expire in 2015 if stockholders elect them at the 2012 annual meeting.

(3)
On December 1, 2011, Mr. Higby was appointed as Compensation Committee Chairperson, and Ms. Strandjord was appointed as Audit Committee Chairperson. Prior to these changes in Committee leadership, Ms. Strandjord had served as Compensation Committee Chairperson and Mr. Jackson as Audit Committee Chairperson.

(4)
Within the past five years, Mr. Allinson was also director of Kansas City Southern, Mr. McDonnell was a director of Commerce Bancshares, Blue Valley Ban Corp., and Garmin Ltd., and Ms. Strandjord was a director of Charming Shoppes, Inc.

(5)
Messrs. McCullough and Nelson will complete their terms on the Board of Directors when their successors are elected and qualified at the 2012 annual meeting. Mr. Nelson joined the Board in 1996. Mr. McCullough served as an executive officer with the Company from 1987 through 2009, and joined the Board in 1990. The Board will appoint a new Governance Committee chairperson on the date of the annual stockholders' meeting.

        Principal Occupations and Qualifications.    The Board has concluded that the incumbent directors who will continue their service and the Nominees are qualified to serve on the Board due to the value of the following experiences, qualifications, attributes and skills:

A. EDWARD ALLINSON

        Mr. Allinson was Executive Vice President of State Street Bank and Trust Company ("State Street Bank") and Executive Vice President of State Street Corporation ("State Street"), the parent company of State Street Bank, from March 1990 through December 1999. State Street is a financial services corporation that provides banking, trust, investment management, global custody, administration and securities processing services. From December 1999 through his retirement in October 2000, Mr. Allinson served as Chief Executive Officer and Chairman of the Board of EquiServe Limited Partnership, a stock transfer agent for publicly listed corporations which became, for a time, our wholly-owned subsidiary.

        Mr. Allinson's extensive background as an executive in the financial services industry, the computer and data processing industry and transfer agency operations are uniquely suited to our businesses. He was one of the founders of Boston Financial Data Services ("Boston Financial"), our full service transfer agency joint venture with State Street. He therefore has a deep understanding of our core transfer agency operations and related service and technology offerings, as well as our customer base. He also brings to our Board skills related to our international businesses, which he developed through his experiences at both State Street Bank and another major national bank. He contributes to our Board his past experience as a director with Kansas City Southern, which owned all of our shares prior to our initial public offering in 1995. His long service as our director and as a director of our previous parent gives him invaluable insights into our history and growth and a unique perspective of the strategic direction of our businesses.

GEORGE L. ARGYROS

        Except during his ambassadorship from November 2001 to November 2004, Mr. Argyros has served from 1968 as Chairman and Chief Executive Officer of Arnel & Affiliates, a prominent West Coast diversified investment company including operation of a large real estate investment portfolio, and from 1987 as a general partner and the principal financial partner in Westar Capital, a private investment company.

        Mr. Argyros' experiences operating investment companies and a real estate investment portfolio are helpful to Board evaluation of our diversification transactions and real estate related operations. Having owned and operated companies for more than 40 years, Mr. Argyros also has experiences in banking, manufacturing, and corporate restructuring. He brings to our Board insight into various management, financial and governance matters developed by serving on numerous boards, both private and public. He has extensive experience with political and international matters as a result of his service as a United States ambassador.

LOWELL L. BRYAN

        Mr. Bryan, a Nominee who has not previously served on the Board, is a Senior Adviser at McKinsey & Company, a global company in the business of management consulting to companies in numerous industries. He retired in mid-January 2012 from his 27 year role as a Director (i.e., Senior Partner) at McKinsey, where he was a co-founder of the company's financial institutions and strategy practices. Upon retirement from his 36 years of full-time service at McKinsey, he founded L L Bryan Advisory, LLC, which advises management and boards on corporate strategy and organizational issues. He has advised the boards of directors and top management of dozens of financial institution, health care, and industrial clients primarily on issues of strategy and organization. He is also the author of several books on banking, capital markets, strategy and organizational topics.

        As a result of his knowledge of the operation of the global capital markets and the global economy, as well as strategic, organizational, and operational issues faced by our financial and health care and other businesses, Mr. Bryan will bring a fresh and independent perspective to our Board as we continue to execute on our strategic priorities for the benefit of our shareholders.

LAWRENCE M. HIGBY

        Mr. Higby is the retired President and Chief Executive Officer of Apria Healthcare, where he also served for a period of time as Chief Operating Officer. Prior to his service with Apria from November 1997 to October 2008, he held executive leadership positions in various other industries, including energy, publishing, and manufacturing. In the mid-1990's, he served as President and Chief Operating Officer of Unocal 76 Products Company, a petroleum company. From the mid-1980's through the early 1990's, he served in executive positions, including as Executive Vice President, with The Times Mirror Company, publisher of the Los Angeles Times. Prior to that time, he held management positions with PepsiCo, including as Vice President of Marketing for Pepsi-Cola USA. Mr. Higby's experiences in the health care industry, including his involvement in response to legislative initiatives and his relationships within the Centers for Medicare and Medicaid Services, will be helpful to the Board in making strategic decisions regarding our Argus Health Systems and DST Health Solutions businesses.

        Mr. Higby began serving as Chairperson of our Compensation Committee on December 1, 2011. He has a thorough understanding of compensation issues both from his service as Chief Executive Officer and Chief Operating Officer of Apria, as well as his service on the compensation committees of several other entities. His broad business leadership, particularly his experiences in marketing, enhances the expertise of our Board.

ROBERT T. JACKSON

        Mr. Jackson retired in 2006 as the principal financial officer and an administrative officer of American Century Investments, an investment management company. Prior to joining American Century in 1995, Mr. Jackson held various leadership positions in Kemper Corporation, a financial services company. Mr. Jackson's role as Lead Independent Director began on December 15, 2011 and is to fulfill the responsibilities described beginning on page 10.

        Mr. Jackson's experience in the financial services industry spans more than 30 years. He brings extensive knowledge of the mutual fund and financial services industry served by our core business operations. He has led operations and technology functions and also brings to the Board knowledge of the life insurance and brokerage industries, both of which are important to the growth of our financial services and print-mail businesses. He uses his financial experience as a member of the Compensation Committee and as a member of the Audit Committee, of which he formerly served as Chairperson. He brings an experienced perspective on Audit Committee communication with the Finance Department and internal and external auditors and to Board oversight and understanding of our business strategies. His industry, operational and financial experience gained through his prior leadership positions, as well as his years of service on our Board and all of its committees, contribute to his effectiveness as the Board's Lead Independent Director.

SAMUEL G. LISS

        Mr. Liss, a Nominee who has not previously served on the Board, is a principal since July 2010 of WhiteGate Partners LLC, a consulting firm focused on the financial services sector. From April 2004 through June 2010, Mr. Liss was Executive Vice President, Travelers Companies, Inc., a provider of property and casualty insurance. He was responsible for corporate strategy, divestitures and acquisitions, and for a period had direct management responsibility for one of Travelers' three operating divisions—Financial, Professional and International Insurance. From February 2003 through March 2004, Mr. Liss was Executive Vice President, Business Development, The St. Paul Companies. From 1994 through 2001, he served as Managing Director at Credit Suisse First Boston, Inc., and prior to that time served as a senior equity analyst at Salomon Brothers. Since 2005, Mr. Liss has been a member of the Board of Directors of Verisk Analytics, Inc., a company which delivers risk- assessment services and decision analytics.

        His strong background in financial services, management and capital markets, his public company board experience, and his independent perspective will make him a valuable addition to our Board as we continue to execute on our strategic priorities for the benefit of our shareholders.

THOMAS A. MCDONNELL

        Mr. McDonnell has served as our Chief Executive Officer since October 1984, and as our President from January 1973 through June 2009 (except for a 30-month period from October 1984 to April 1987). He served as Treasurer from February 1973 to September 1995.

        Mr. McDonnell has been with DST since inception and is considered one of the principal founders of the Company. He has led the Company into its core financial services and software businesses and into our international and various diversified business ventures. He has a unique understanding of the interrelationship of such businesses. The Board has determined that he sets a tone for ethical behavior, represents us well with clients and the communities in which we have a significant presence, and stewards our resources with proficiency. He has a solid business education that has enabled his leadership of our finance and human resources functions. As a member of numerous boards, he has experienced various styles of board oversight and interplay with executive management. These experiences enhance his collaboration with our Board and his skill at providing our directors with the information and understanding needed to serve us well.

TRAVIS E. REED

        Mr. Reed is founder of Reed Investment Corporation, which acquires equity interests in various businesses. He has served as its President since 1977.

        Mr. Reed's experiences over almost five decades in the financial industry as an investor qualify him to serve on our Board. As an entrepreneur, he brings a unique perspective to the challenge of balancing risk and rewards faced by our businesses and in acquisition transactions. He has gained experiences valuable to our Board by serving as a founder, director and/or officer of two publicly-held corporations and one privately-held corporation. His knowledge of complex financial arrangements, regulatory compliance, mergers and acquisitions, and markets and trading activities is helpful to the Board in evaluating the merits of strategic initiatives and acquisitions and addressing strategic challenges. His service at the U.S. Department of Commerce in a senior leadership role involving both domestic and international businesses brings to the Board an understanding of the impact of national governmental initiatives, policies and regulation on our businesses. He has chaired the board audit committee of a major university which has provided our Audit Committee with valuable perspective in managing its relationship with our independent auditors and performance of its financial reporting oversight function.

M. JEANNINE STRANDJORD

        Ms. Strandjord is a retired executive of Sprint Corporation (today, Sprint Nextel Corp.), a global communications company. From September 2003 until her retirement in November 2005, she served Sprint as Senior Vice President and Chief Integration Officer. Prior to holding such office she served in various Sprint positions: Senior Vice President of Financial Services (between January 2003 and September 2003); Senior Vice President of Finance for the Global Markets Group (between November 1998 and December 2002); Senior Vice President and Treasurer (from 1990 to November 1998); and Vice-President and Controller (from 1986 through 1989).

        Ms. Strandjord brings over 40 years of experience in financial executive roles with three different industries and a national certified public accounting firm, which is valuable in her service as Chairperson of our Audit Committee. She has supervised the streamlining of transaction processing, led a successful restructuring, and served as a representative of her company on international joint ventures. Each of these experiences is helpful to our Board and management. She serves on other public company boards and chairs a committee of each. As a member of our Compensation Committee, she draws upon her substantial experience in talent acquisition and her understanding of the financial impact of compensation determinations. She has in-depth knowledge of the most current corporate governance issues through her leadership in governance organizations and contributions to governance panels. As a director of several investment companies, she stays abreast of the various changes in the mutual fund industry, which is the core industry we serve. She has served on our Board since our initial public offering in 1995, which gives her invaluable insights into our history and growth and strategic direction of our various businesses.

COMMITTEES AND MEETINGS

        Our Board met ten times in 2011. The Board appoints the members of the three Board committees: the Audit Committee, the Compensation Committee, and the Governance Committee. During 2011, the Audit Committee held four meetings and the Compensation Committee held five meetings. The Governance Committee held two regularly scheduled meetings and also held three special meetings for the purpose of selecting the Board's Nominees for election at the annual meeting.

        In 2011, each director on the Board attended at least 75% of all regular and special Board meetings and all meetings of Board committees on which the director served, with six directors attending all the meetings. Only the Governance Committee had special meetings in 2011.

        Our directors shall, whenever reasonably practicable, attend annual stockholders' meetings. All directors attended the 2011 annual stockholders' meeting. Non-employee directors, led by Lead Independent Director Robert T. Jackson, meet regularly in private session without management, and the independent directors meet at least annually.

LEADERSHIP, EXPECTATIONS, OVERSIGHT

        Board Leadership Structure.    Our Bylaws provide that the Board has the discretion but may choose not to appoint a Chairman of the Board. In the absence of such an appointment, the Chief Executive Officer chairs meetings of the Board. Our Board has not elected a Chairman of the Board with the result that our Chief Executive Officer, Thomas A. McDonnell, chairs the Board meetings and discharges the other duties of Chairman.

        The Board has determined that the Board and the Company are presently best led by having a Lead Independent Director as well as having the Chief Executive Officer discharge the duties of a chairman. Having the Chief Executive Officer perform the functions of a chairman provides both accountability to the Board and clear and effective leadership for the Board and the Company, while avoiding any potential for confusion or duplication of efforts between the Chief Executive Officer and a separately appointed chairman.

        Our Corporate Governance Guidelines, which are available on our website, provide for a strong lead independent director role. The Board has appointed Robert T. Jackson as Lead Independent Director. The Lead Independent Director performs the following functions and such other functions as the Board may direct:

  •
  Presiding at executive sessions of the Board at which only non-management or independent directors are permitted to be present, along with other persons invited to attend such sessions by the Lead Independent Director or by consensus of a majority of the non-management or independent directors.

  •
  Serving as liaison between the non-management or independent directors and either the Chairman of the Board, if one is appointed, or the Chief Executive Officer.

  •
  Advising the Chairman of the Board, if one is appointed, or the Chief Executive Officer of agenda items for Board meetings suggested by any non-management director.

  •
  Serving as a point of contact for stockholders wishing to communicate with the Board other than through the Chairman of the Board, if one is appointed, or the Chief Executive Officer.

        Our governance processes, including the Board's involvement in developing and implementing strategy, active oversight of risk, regular review of business results and thorough evaluation of chief executive officer performance and compensation, provide rigorous Board oversight of the Chief Executive Officer as he fulfills his various responsibilities, including discharging the duties of the Chairman.

        Stock Ownership Expectations for Non-Employee Directors.    The Board has adopted a guideline that its non-employee directors are expected to beneficially own an amount of DST stock with a fair market value equal to at least five times the annual minimum retainer for serving as a Board member. The guideline provides a grace period for achievement of such ownership level after joining the Board. The Board will consider personal circumstances, length of service on the Board, and the effect of market conditions in applying the guideline.

        Board Risk Oversight.    The Board, with the assistance of the Audit Committee, has oversight of the Company's risk assessment and risk management, with particular focus by the Board on material corporate governance and business strategy risks. The Audit Committee assists the Board with oversight of the Company's material financial risk exposures, including without limitation liquidity, credit, operational and investment risks, and the Company's material financial statement and financial reporting risks. The Compensation Committee assists the Board with oversight of whether the Company's compensation policies and practices for all employees, including non-executive officers, create risks that are reasonably likely to have a material adverse effect on the Company, and whether the effect of incentive compensation structures for executive officers may cause inappropriate risk-taking. In each case the Board or the Committee oversees the steps Company management has taken to monitor and control such exposures.

        The Chief Executive Officer, by leading Board meetings, facilitates reporting by the Audit Committee and the Compensation Committee to the Board of their respective activities in risk oversight assistance to the Board. The Lead Independent Director, who serves on both committees, suggests risk management topics to be discussed at Board meetings as he and other non-management directors deem appropriate. He may lead risk management discussions in executive sessions of non-management or independent directors. The Chief Executive Officer's collaboration with the Board allows him to gauge whether management is providing adequate information for the Board to understand the interrelationships of our various business risks. He is available to the Board to address any questions from directors regarding executive management's ability to identify and mitigate risks and weigh them against potential rewards.

INDEPENDENCE, ACCESSIBILITY, AND ACCESS TO ADVISORS

        Non-Employee Director Independence.    New York Stock Exchange standards, certain securities and tax laws, and our Corporate Governance Guidelines govern the independence of non-employee directors. A majority of our Board must be independent, and directors must be independent for purposes of Board committee service. Our Board has determined the independence for Board service and for service on their respective Board committees of each of Ms. Strandjord, and Messrs. Allinson, Argyros, Higby, Jackson, Nelson and Reed. As a group, they constitute a majority of the Board. The Board has also determined the independence of Messrs. Bryan and Liss for service on the Board and each committee.

        To determine independence for service on the Board and its committees, the Board has adopted categorical independence standards consistent with the New York Stock Exchange Standards and contained in our Corporate Governance Guidelines. The Board has applied these categorical independence standards in determining the independence of each non-employee director and the Nominees. It uses the standards to determine whether a non-employee director has a material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us.

        Under the Guidelines, the Board presumes a non-employee director is independent if the director:

  •
  during the preceding three years

  •
  has not been our employee and has no immediate family member (as defined in the Guidelines) whom we have employed as an executive officer, and

  •
  has not received, and has no immediate family member who has received, more than $120,000 in any 12-month period in direct compensation from us (other than in certain allowable circumstances including serving in his or her capacity as a member of the Board or of any Board committee);

  •
  is not and has not been within the last three years, and has no immediate family member who is or has been within the last three years, employed as an executive officer by any company on whose compensation committee any one of our current executive officers concurrently serves or served;

  •
  is not a current employee, and has no immediate family member who is a current executive officer, of:

  •
  the Company,

  •
  a company that made payments to or received payments from us for property or services in any of the last three fiscal years in an amount which exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues, as reported in the last completed fiscal year of such company, or

  •
  a charitable organization to which we contributed in any of the last three fiscal years more than 2% of such charitable organization's consolidated gross revenues or $1 million, whichever is greater;

  •
  has no immediate family member who is a current partner of a firm that is our internal or external auditor;

  •
  has no immediate family member who is a current employee of a firm that is our internal or external auditor and personally works on the Company's audit;

  •
  has no immediate family member who was, within the last three years, a partner or employee of such a firm and personally worked on our audit within that time; and

  •
  is not a current partner or employee of a firm that is our internal or external auditor, and who was not within the last three years a partner or employee of such a firm and personally worked on our audit within that time.

        The Guidelines are available on our website as described on page 1. They explain circumstances in which a director can be independent even though one or more of the above circumstances exist.

        The Guidelines provide that a non-employee director is independent for purposes of serving on the Audit Committee only if:

  •
  we have not paid any consulting, advisory or other compensatory fee to the director other than for serving on the Board or a Board committee; and

  •
  the director is not considered an affiliated person of the Company under applicable securities regulations.

        Interested Party and Stockholder Communication with Directors.    Interested parties and stockholders may communicate in writing with the Board, Lead Independent Director Robert T. Jackson, any director, or any group of directors such as all non-employee directors or all members of a Board committee. A vendor unaffiliated with DST receives such communications and forwards them to directors. You may direct communications to the directors in care of our vendor:

Clarence M. Kelley and Associates, Inc.
Attention: Rod Smith/ regarding DST
7945 Flint
Lenexa, Kansas 66214

NON-EMPLOYEE DIRECTOR COMPENSATION

COMPENSATION STRUCTURE

        Only non-employee directors participate in the compensation program we describe in this section. The Board considered Board and committee members' duties and the Compensation Committee's recommendations in approving the program, which includes annual equity grants, described in note (1) on page 14, and the following cash compensation:

ANNUAL RETAINERS AND MEETING FEES

		Additional Retainer for DST Audit and Compensation Committee Chairs						Special Committee Meetings in 2011-2012*
	Additional Retainer for Lead Independent Director		Additional Retainer for Governance Committee Chair	Board Meetings		Board Committee Meetings
Retainer for All Non-Employee Directors				In Person	By Teleconference	In Person	By Teleconference	In Person	By Teleconference
$40,000	$10,000	$10,000	$5,000	$5,000	$1,000	$2,000	$500	$5,000	$2,000

*
The Governance Committee met in late 2011 and early 2012 to identify potential independent nominees to the Board for the 2012 annual stockholders' meeting. Due to the need for meetings with a search firm and the extraordinary time commitments for travel and interviews, the Board approved special compensation for Governance Committee members attending meetings held on dates other than the dates of regularly scheduled Board meetings.

        To address retirement and tax planning, the Board allows non-employee directors to defer their cash compensation. The DST Systems, Inc. Directors' Deferred Fee Plan, a nonqualified deferred compensation plan, governs the deferrals and allows non-employee directors to annually elect deferral of all or a part of any cash compensation earned during the next calendar year. We credit each participating non-employee director's account with the amount of compensation deferred. We monthly adjust the account by a rate of return on a hypothetical investment the director selects among a limited number of choices including long-term investments, both equity-based and income-oriented. If the non-employee director does not select hypothetical investments for all or a portion of the account, we adjust the account by an interest factor equal to a rate of return the Board selects. We continue to hold fees related to Mr. Allinson's prior service on the Board from 1977 to 1990. The fees are held in a directors' deferred fee plan that terminated effective August 31, 1995. Non-employee directors are always fully vested in their accounts.

        We will distribute a non-employee director's plan account balance after Board service terminates. We pay balances in a lump sum but will pay them in installments not to exceed ten years if the Board allows and the director has timely elected installments pursuant to plan provisions and applicable tax laws and regulations.

        We have established a grantor trust in connection with the current Directors' Deferred Fee Plan and the terminated directors' deferred fee plan. We may fund the trust equal to the sum of the payout obligations under such plans. If on or after a change in control we fail to honor obligations under such plans to a plan participant, the trust, if funded, is to distribute the required amounts to the plan participants. The trust requires us to be solvent to distribute trust accounts. Trust assets are subject to the claims of our creditors in the event of our bankruptcy. The Compensation Committee may revoke the trust until we have a change in control. The trust uses the same definition of change in control as used in executive compensation award agreements, summarized beginning at page 42.

        We purchase term life insurance for non-employee directors. The directors name the policy beneficiaries. We provide spousal travel to an annual planning meeting and reimburse family entertainment at such meeting. If we do not incur an incremental cost for an additional passenger, the spouse or significant other of a director may accompany the director to the location at which meetings of the Board or its committees are occurring by traveling on aircraft in which we have an interest.

2011 NON-EMPLOYEE DIRECTOR COMPENSATION

	A	B	C	D
Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	All Other Compensation(2) ($)	Total ($)
A. Edward Allinson	85,000	130,000	30,023	245,023
George L. Argyros	83,000	130,000	30,046	243,046
Michael G. Fitt(3)	106,000	130,000	23	236,023
Lawrence M. Higby	87,000	130,000	30,071	247,071
Robert T. Jackson	112,000	130,000	30,071	272,071
Thomas A. McCullough(3)	74,000	130,000	30,071	234,071
William C. Nelson(3)	100,000	130,000	29,357	259,357
Travis E. Reed	96,000	130,000	30,023	256,023
M. Jeannine Strandjord	112,000	130,000	29,321	271,321

(1)
Non-employee directors currently receive $130,000 of stock on the date of each annual stockholders' meeting if they will be continuing their Board service, and for new non-employee directors, on the date of appointment other than in connection with an annual stockholders' meeting. Each non-employee director received 2,717 shares of our common stock as of the date of the 2011 annual meeting. We determined the number of shares by dividing $130,000 by $47.85, the average of the highest and lowest reported sale price of DST stock on May 10, 2011, the date of the 2011 annual meeting. For our accounting assumptions in deriving the 2011 compensation expense amount in Column B, see note (12) to the Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2011. We issued the shares under the 2005 Non-Employee Directors' Award Plan.

(2)
None of our non-employee directors had perquisites in an amount of at least $10,000, so Column C does not include any amounts attributable to perquisites. Amounts in Column C include term life insurance premiums and reflects the participation of all directors other than Mr. Fitt in our charitable match program. Under the program, the Company, through a donor-advised fund at a community charitable foundation, matches contributions by the director to qualified not-for-profit organizations in an amount equal to three times the contribution but not to exceed $30,000. Matching amounts to the foundation were $30,000 for Messrs. Allinson, Argyros, Higby, Jackson, McCullough and Reed, $29,310 for Mr. Nelson and $29,250 for Ms Strandjord.

(3)
Mr. Fitt retired from the Board on December 15, 2011. Messrs. McCullough and Nelson will complete their service on the Board when their successors are elected and qualified at the 2012 annual meeting.

 BOARD COMMITTEE MATTERS AND REPORTS

AUDIT COMMITTEE

        We identify Committee members in the table on page 6. Committee members serve staggered three-year terms corresponding with their terms as directors. As described in the Audit Committee charter, the Committee is responsible for:

  •
  appointing, approving the services and overseeing the work of, and receiving reports directly from, the independent registered public accounting firm

  •
  reviewing audited financial statements and various other public disclosures

  •
  assisting the Board in overseeing material financial risk exposures

  •
  assisting the Board in overseeing our internal audit function and legal and regulatory compliance, as well as the integrity of our financial statements and certain internal controls.

        Our Board has determined that Ms. Strandjord, who is independent under the standards beginning at page 11, is an "audit committee financial expert" as defined in securities regulations. Other members of the Audit Committee may also qualify as audit committee financial experts under the regulations. No Committee member serves on more than two other public company audit committees.

Audit Committee Report

        We reviewed and discussed the Company's consolidated financial statements with management and PricewaterhouseCoopers LLP, DST's independent registered public accounting firm. PricewaterhouseCoopers gave us its opinion, and management represented, that the Company prepared its consolidated financial statements in accordance with generally accepted accounting principles in the United States of America. We discussed with the Company's independent registered public accountants the matters that Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T, requires the Committee and the auditors to discuss.

        PricewaterhouseCoopers gave us and we reviewed the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with us concerning independence. We also discussed with PricewaterhouseCoopers its independence from management.

        Based on the above discussions, we recommended to the Board that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2011.

THE AUDIT COMMITTEE
M. Jeannine Strandjord, Chairperson (as of December 1, 2011)
Robert T. Jackson (former Chairperson, during 2011)
A. Edward Allinson
Lawrence M. Higby
William C. Nelson
Travis E. Reed

COMPENSATION COMMITTEE

        Committee Structure.    We identify Committee members in the table on page 6. Committee members serve one-year terms. As described in the Compensation Committee charter, the Committee is responsible for:

  •
  establishing policies and procedures for compensating executive officers and non-employee directors

  •
  retaining independent compensation consultants

  •
  determining the structure and objectives of each element of executive officer compensation, and the base salaries, incentive award opportunity levels, and all other components of such compensation

  •
  setting incentive compensation goals

  •
  approving awards under equity and incentive compensation programs, and exercising administrative authority under benefit plans

  •
  evaluating Chief Executive Officer performance and reviewing evaluations of the performance of other executive officers

  •
  recommending to the Board the structure of non-employee director compensation

  •
  assisting the Board in overseeing compensation risk including determinations regarding the risk of employee compensation practices and policies

  •
  approving certain compensation disclosures.

        Executive Officer Compensation Practices.    The policies and procedures for determining executive officer compensation are written and were approved by the Compensation Committee.

        The Committee is responsible for and has the authority to determine the components of executive officer compensation. The Committee seeks to provide competitive compensation packages that include cash and non-cash as well as short- and long-term components. It also seeks to tie a portion of executive officer compensation to whether we achieve Company performance goals.

        The Committee periodically reviews executive officer compensation. For each review, the Committee may consider, and decide the weight it will give to, any combination of the following:

  •
  market competition for employees

  •
  market information regarding salaries, incentives and benefits

  •
  individual executive officer performance

  •
  Company or business unit performance

  •
  Company financial information

  •
  accounting effects of compensation

  •
  Company and individual tax issues

  •
  executive officer retention

  •
  executive officer health and welfare

  •
  executive officer retirement planning

  •
  executive officer responsibilities

  •
  effects of a potential change in control or of a Company transaction.

        The Committee may request our Chief Executive Officer, President, Chief Financial Officer, General Counsel, or other management, or our office of Human Resources, to recommend compensation package components, to communicate hiring and retention concerns and business unit personnel needs, and to provide:

  •
  market analysis data

  •
  product, service and business unit overviews

  •
  proposed benefit plan terms and conditions

  •
  financial, accounting and tax information

  •
  legal requirements for benefit plan and award structures

  •
  valuation information regarding outstanding awards and undistributed account balances

  •
  historical Company compensation data

  •
  Company performance data

  •
  executive officer evaluations.

The Committee relies on our Chief Financial Officer, Human Resources managers, General Counsel, and other management to implement executive officer compensation decisions and adopt appropriate compensation procedure internal controls.

        The Committee develops the criteria for evaluating Chief Executive Officer performance and privately and annually reviews his performance against such criteria. The Chief Executive Officer periodically and privately discusses the President's performance with the Committee. The Chief Executive Officer and the President periodically and privately discuss with the Committee their views of the performance of the other executive officers. The Committee may review human resources and business unit records, contact any officer about the performance or responsibilities of any other officer, and obtain from the Corporate Secretary responses by executive officers to an annual ethics policy compliance questionnaire.

        The Committee may retain, at Company expense, an independent compensation consultant to advise the Committee on executive compensation practices and trends and to assist the Committee with any determination it will make under these procedures. The Committee selects, engages and instructs the consultant and may rely on our Chief Financial Officer, Corporate Secretary, or other management to coordinate the consultant's work. The consultant recommends to the Committee compensation structures for executive officer compensation but does not determine individual compensation.

        Non-Employee Director Compensation Practices.    The policies and procedures for determining non-employee director compensation are written and were approved by the Compensation Committee. The Committee recommends components of non-employee director compensation to the Board. The Board is responsible for and has the authority to determine the components of non-employee director compensation.

        Employee Compensation Risk.    The Compensation Committee requests that our office of Human Resources and executive management, including business unit executives, provide information to the Committee to assist with its determination of whether employee compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company. The Committee analyzes corporate, business unit, domestic, international, incentive, equity, sales commission and other programs. It considers human resources controls such as benchmarking, Committee practices such as setting goals and award limits, and the assistance provided by independent compensation consultants. In February 2012, the Committee determined that our employee compensation practices and policies do not create risks that are reasonably likely to have a material adverse effect on the Company.

        Compensation Consultant Engagements.    The Committee may retain, at Company expense, a compensation consultant. As further described in our Compensation Discussion and Analysis, the Committee has engaged Deloitte with respect to executive officer compensation.

Compensation Committee Report

        We reviewed and discussed with management the Compensation Discussion and Analysis section of this Proxy Statement. Based on such review and discussion, we recommended to the Board that this Proxy Statement include the Compensation Discussion and Analysis.

THE COMPENSATION COMMITTEE
Lawrence M. Higby, Chairperson (as of December 1, 2011)
M. Jeannine Strandjord (former Chairperson, during 2011)
George L. Argyros
Lawrence M. Higby
Robert T. Jackson
William C. Nelson
Travis E. Reed

GOVERNANCE COMMITTEE

        Committee Functions and Structure.    We identify Committee members in the table on page 6. Committee members serve one-year terms. As described in the Governance Committee charter, the Committee is responsible for:

  •
  identifying and recommending to the Board persons to serve as directors and on Board committees

  •
  evaluating independence and other qualifications of Board and committee members

  •
  recommending corporate governance guidelines to and overseeing evaluations of the Board

  •
  adopting and implementing written policies and procedures for reviewing, approving and ratifying transactions of $120,000 or more in which the persons listed in the Beneficial Ownership section or their immediate families have a direct or indirect material interest

  •
  adopting and performing certain administrative duties with respect to our Business Ethics and Legal Compliance Policy.

        Related Person Transaction Procedures.    Written policies and procedures adopted by the Governance Committee address Committee review of transactions of $120,000 or more in which the Company participates and a "related person" has a direct or indirect material interest. A "related person" is a director, executive officer, 5% or more stockholder, or immediate family member of any such person. Our management informs the chairperson whenever it becomes aware that any related person has, or during the relevant period has had, a direct or indirect material interest in a related person transaction and reports any actual or proposed related person transaction to the Governance Committee Chairperson. For each such reported transaction, the Committee considers whether the related person serves on a Board committee and, if so, whether such continued service is appropriate under securities regulations pertaining to such committee. The Committee determines whether to ratify the transaction considering:

  •
  the significance of the transaction to the Company

  •
  the best interests of our stockholders

  •
  our ethics policy requirements

  •
  the materiality of the transaction to the related person

  •
  whether the transaction is significantly likely to impair any judgments an executive officer or director would make on our behalf.

If the Committee does not approve or ratify a transaction, it discusses with management a strategy for terminating the transaction or modifying the structure of the transaction.

        Director Nomination Matters.    In recommending Nominees to the Board, the Governance Committee identifies candidates who meet the current challenges and needs of the Board. The Committee identifies and evaluates nominees through multiple sources including Board and management referrals. The Committee's charter allows it to seek assistance from third-party executive search firms in identifying nominees. The Committee used Spencer Stuart, a leading global executive search firm, to identify potential nominees for the 2012 annual meeting, and the firm identified Mr. Liss as a potential candidate. Mr. Bryan was identified as a potential candidate by Mr. Allinson, a non-employee independent director. The Committee has not adopted a policy for considering whether to designate as a Board nominee a candidate proposed by a stockholder. It does not believe a policy is necessary because it could respond on an ad hoc basis. It will consider director nominees timely proposed by stockholders in a written notice and evaluate stockholder nominees for director in the same manner it evaluates other nominees, which includes considering and giving weight to input about a nominee from management or incumbent directors.

        In recommending a director nominee (including an incumbent director), the Governance Committee considers:

  •
  whether the nominee has the requisite or appropriate experience, qualifications and skills

  •
  the nominee's commitment to prepare for and regularly attend meetings of the Board and committees

  •
  whether, if applicable, the nominee meets the New York Stock Exchange standards for independence and has qualifications and attributes necessary under applicable listing standards and laws and regulations for service on Board committees.

In considering these items, the Governance Committee may contemplate the interplay of the nominee's attributes with those of the other Board members and appraise the extent to which a candidate would be a desirable addition to the Board and, as applicable, its committees. Although the Board does not have a specific policy for Board diversity, the Board may, as stated in the Corporate Governance Guidelines, consider whether the nominee's background would add to the diversity of experiences, qualifications, and skills the various directors may bring to their Board service. Additionally, the Committee considers in recommending an incumbent director for re-election the nominee's prior service on the Board, continued commitment to Board service, whether the nominee possesses the requisite financial and management experience and expertise appropriate for service on the Board and its respective committees, and any changes in employment or other status that are likely to affect such nominee's qualifications to serve.

        Based on an amendment to the Corporate Governance Guidelines dated February 24, 2011 ("Restriction Commencement Date"), the Committee generally prohibits nominations of individuals who are age 75 or older at the date of nomination ("Age Restriction"). For purposes of assuring transition of productive relationships and necessary skills among directors and to facilitate an appropriate process of succession upon the adoption of the Age Restriction, the restricted age is 80 (rather than 75) for any incumbent director who was age 70 or older at the Restriction Commencement

Date. The Board may approve an exception to the Age Restriction under extraordinary circumstances, on a case by case basis.

        Stockholder Agreement.    The nominations in Proposal 1 of Messrs. Bryan, Liss and Reed followed discussions between representatives of the Company and the Board with George L. Argyros, a director of the Company and the Company's largest stockholder (beneficially owning approximately 21.7% of the Company's common stock, as shown on page 21), regarding the composition of the Board and the individuals to be nominated to the Board for election at the annual meeting. The Company, Mr. Argyros and certain entities affiliated with Mr. Argyros (the "Argyros Group") entered into an agreement (the "Agreement") on February 6, 2012.

        The Agreement provides that (i) the Board will maintain the size of the Board at no more than nine directors at least until the conclusion of the 2012 annual meeting, (ii) the Company will nominate the Nominees for election to the Board at the 2012 annual meeting, (iii) the Company will use its reasonable best efforts to cause the election of the Nominees at the 2012 annual meeting, and (iv) the Company will hold the annual meeting no later than June 30, 2012.

        The Agreement also provides that, so long as the Company complies with its obligations under the Agreement, the Argyros Group will not (i) nominate any person for election at the annual meeting; or (ii) submit any proposal for consideration at, or bring any other business before, the 2012 annual meeting. Additionally, so long as the Company complies with its obligations under the Agreement, at the 2012 annual meeting each member of the Argyros Group will cause (a) all shares of the Company's common stock that it beneficially owns to be present for quorum purposes and (b) all the votes associated with one-third of the shares of the Company's common stock that it beneficially owns to be cumulatively voted in favor of each Nominee, subject to certain rights of the Argyros Group to cumulate votes (in its sole discretion) on certain Nominees upon the receipt of notification from the Company that it is in the best interest of the Company to do so.

        In addition, the Governance Committee has determined in the event that any of the Nominees (i) is unable or refuses to serve as a director or stand for election at the 2012 annual meeting, or (ii) resigns as a director or is removed as a director prior to the Company's 2013 annual meeting of stockholders, any replacement for such Nominee will meet certain independence requirements in addition to those required by the New York Stock Exchange and the Company's Corporate Governance Guidelines.

BENEFICIAL OWNERSHIP

        As of February 29, 2012, we had 44,536,275 shares of our common stock outstanding. The following table shows share ownership as of such date based upon available information.

Name and Address	Shares of our Common Stock(1)(#)	Percent of Class(1)(%)
George L. Argyros(2)(5) Director	9,681,377	21.7
BlackRock, Inc.(3)	2,701,148	6.0
BMO Financial Corp. as parent holding company of Marshall & Ilsley Corporation ("M&I"), parent of benefit plans trustee(4)	2,596,651	5.8
A. Edward Allinson(5) Director	88,132	*
Lowell L. Bryan(5) Nominee	0	*
Kenneth V. Hager(5) Vice President, Chief Financial Officer and Treasurer	203,529	*
Lawrence M. Higby(5) Director	3,717	*
Stephen C. Hooley(5) President and Chief Operating Officer	176,281	*
Robert T. Jackson(5) Director	13,199	*
Samuel G. Liss(5) Nominee	0	*
Thomas A. McCullough(5) Director	351,230	*
Thomas A. McDonnell(5) Chief Executive Officer, Director	937,246	2.1
William C. Nelson(5) Director	47,022	*
Travis E. Reed(5) Director	14,917	*
M. Jeannine Strandjord(5) Director	40,888	*
Steven J. Towle(5) DST Output Chief Executive Officer	119,963	*
Robert L. Tritt(5) Executive Vice President	146,170	*
All Executive Officers, Directors, and Nominees as a Group (20 Persons)(5)	12,135,903	26.9

*
Less than 1% of the aggregate as of the record date of our outstanding common stock and the exercisable options and reportable restricted stock units ("RSUs") described in note (1).

(1)
The shares shown for each person or group includes shares for which beneficial ownership is disclaimed, as further explained in the notes. As required by securities regulations, the number of shares shown for each person or group includes options exercisable within 60 days of the record date ("exercisable options"), as well as RSUs previously reported or reportable within 60 days of the record date on Form 4's ("reportable RSUs") under Section 16 of the Securities Exchange Act of 1934, as amended ("Exchange Act"). The percentage for each person or group is based on the number of shares outstanding as of February 29, 2012 and includes for purposes of the calculation shares for which beneficial ownership is disclaimed, exercisable options and reportable RSUs. Except as otherwise stated in these notes, the holders have sole power to vote or direct the vote and dispose or direct the disposition of the shares.

(2)
Mr. Argyros' address is c/o Arnel Development Company, 949 South Coast Drive, Suite 600, Costa Mesa, California 92626. We based information with respect to Mr. Argyros and his beneficial ownership on an Amendment 4 dated February 6, 2012 to Schedule 13D. The shares consist of:

•
4,711,074 shares are held by The Argyros Family Trust, of which Mr. Argyros is the trustee

•
900 shares held by The Leon & Olga Argyros 1986 Trust of which Mr. Argyros is the trustee

•
215 shares held by The George T. Poulos Trust of which Mr. Argyros is the trustee

•
4,295,500 shares held by HBI Financial Corporation of which Mr. Argyros is the sole stockholder

•
1,686 shares held by GLA Financial Corporation of which Mr. Argyros is the sole stockholder

•
672,002 shares held by The Argyros Family Foundation of which Mr. Argyros is Chairman.

Mr. Argyros does not have a pecuniary interest in shares held by The Argyros Family Foundation, a charitable foundation identified in the filing. Mr. Argyros disclaims beneficial ownership of the 673,117 shares collectively held by The Leon & Olga Argyros 1986 Trust, The George T. Poulos Trust, and The Argyros Family Foundation.

(3)
BlackRock, Inc. is located at 40 East 52nd Street, New York, New York 10022 and reports ownership as the parent of numerous subsidiaries. We based information on BlackRock's ownership on a Schedule 13G dated January 20, 2012.

(4)
BMO Financial Corp. ("BMO") is located at 111 W. Monroe Street, P. O. Box 755, Chicago, Illinois 60690. BMO is a parent holding company and the subsidiary of Bank of Montreal, located at 1 First Canadian Place, Toronto, Ontario Canada MY5 1A1. The subsidiaries on behalf of which BMO filed the Schedule 13G (the "BMO Holders") include Marshall & Ilsley Trust Company NA ("M&I"), 111 E. Kilburn Avenue, Milwaukee, WI 53202-6633. M&I is the trustee of our 401(k) Profit Sharing Plan and Employee Stock Ownership Plan. The BMO Holders have the sole power to vote or direct voting of 2,048 shares and the sole power to dispose or direct the disposal of 3,133 shares. They have the shared power to vote or direct the voting of 2,594,203 shares and the shared power to dispose or direct disposal of 2,593,118 shares including 1,046 shares which are held in one or more employee benefit plans where M&I, as directed trustee, may be viewed as having voting or dispositive power in certain situations.

(5)
The total number of shares shown in the Beneficial Ownership table consists of the following:

	Directly Held Shares(#)	Miscellaneous Indirect Holdings(b)(#)	Exercisable Options and Reportable RSUs(c)(#)
A. Edward Allinson	63,392	0	24,740
George L. Argyros	0	9,681,377	0
Lowell L. Bryan	0	0	0
Kenneth V. Hager(a)	135,109	40,000	28,420
Lawrence M. Higby(a)	3,717	0	0
Stephen C. Hooley	25,555	3,237	147,489
Robert T. Jackson	13,199	0	0
Samuel G. Liss	0	0	0
Thomas A. McCullough(a)	351,230	0	0
Thomas A. McDonnell	831,271	0	105,975
William C. Nelson(a)	27,690	62	19,270
Travis E. Reed	6,253	8,664	0
M. Jeannine Strandjord	24,228	0	16,660
Steven J. Towle	47,994	1,846	70,123
Robert L. Tritt	14,409	29,201	102,560
Executive Officers and Non-Employee Directors as a Group	1,735,417	9,769,032	631,454

(a)
Messrs. Hager, Higby, Nelson and McCullough share voting and dispositive power with their spouses of 87,983, 3,717, 1,000 and 351,230 shares, respectively.

(b)
The trustee of our benefit plans holds the voting and dispositive power over Mr. Tritt's indirect shares, which are held in our Employee Stock Ownership Plan. The other indirect shares are held in individual retirement accounts, trusts, through spouses, or otherwise. Share ownership disclaimed by Mr. Argyros is described in note (2). Mr. Reed has disclaimed beneficial ownership as to 8,664 shares which his wife owns.

(c)
Exercisable stock options are included regardless of whether the strike price is less than the fair market value of DST common stock. The reportable RSUs include time-vesting RSUs that are subject to forfeiture for termination without cause as well as unvested performance-vesting RSUs that are no longer subject to a substantial risk of forfeiture.

INSIDER DISCLOSURES

        Certain Transactions with Related Persons.    President and Chief Operating Officer Stephen C. Hooley was president and chief executive officer of Boston Financial, our joint venture with State Street, from January 2004 through June 2009. He is currently a member of the board and a non-executive officer of Boston Financial. In addition to his current positions with Boston Financial, Mr. Hooley serves other joint ventures of DST and State Street. He has served since May 30, 2007 as chief executive officer of IFDS, L.P., and since October 4, 2006 as a director on the board of International Financial Data Services Limited ("IFDS UK"). Mr. Hooley's brother, Joseph L. Hooley, is the Chief Executive Officer of State Street.

        A Company subsidiary holds investments in State Street (at February 29, 2012, approximately 10.3 million shares with a market value of approximately $436.3 million).

        For 2011, the Company had equity in earnings of unconsolidated affiliates, net of income taxes provided by the unconsolidated affiliates, of $3.7 million from IFDS, L.P. and $12.0 million from IFDS UK. The Company's subsidiary Innovative Output Solutions ("IOS") entered into a related party promissory note with IFDS UK on February 7, 2011. The agreement provides for unsecured revolving borrowings by IOS that were initially $7.8 million, but that amount decreases by approximately $1.6 million annually until the facility matures on December 31, 2015. The amount outstanding under this credit agreement was $6.2 million at December 31, 2011. For the year ended December 31, 2011, IOS recorded interest expense related to the loan of $0.2 million. During 2011, a DST subsidiary licensed software from an IFDS affiliate for $2.0 million plus recurring royalties.

        For 2011, the Company had equity in earnings of unconsolidated affiliates, net of income taxes provided by the unconsolidated affiliates, of $9.9 million from Boston Financial. Boston Financial uses our mutual fund shareowner accounting and recordkeeping system and services as a remote services client. Certain of our subsidiaries provide printing, mailing and other services and license software to Boston Financial and its subsidiaries. In 2011, we had consolidated operating revenues of $135.6 million from Boston Financial and its subsidiaries.

        We are party to a related party promissory note with Boston Financial originally dated March 1, 2006 and subsequently amended. The agreement provides for unsecured revolving borrowings by DST of up to $140.0 million and matures on July 1, 2013. The amount outstanding under this promissory note was $140.0 million at December 31, 2011. For the year ended December 31, 2011, we recorded interest expense related to the loan of $2.7 million.

        In 2011, DST acquired certain customer relationship assets (full-service client processing contracts) from Boston Financial for approximately $11.2 million that will be paid, on an installment basis, over five years. We initially recorded an intangible asset of $11.2 million, which will be amortized over an estimated life of approximately five years, and a payable to Boston Financial, which has been classified as debt. In December 2011, Boston Financial prepaid a portion of its 2012 DST processing services, in the amount of $40.0 million, in exchange for a discount on 2012 services.

        Section 16(a) Beneficial Ownership Reporting Compliance.    The securities regulations require our non-employee directors, certain of our officers, and each person who owns more than 10% of DST stock to file ownership reports with the Securities and Exchange Commission. Based on our review of the reports, and our officers' and directors' written representations to us, we believe required reports were up-to-date for 2011 with the exception of late reports filed in April 2011 with respect to the certification in February 2011 of goal achievement for restricted stock units granted in February 2010 that vest based on goal achievement and continued employment through the vesting date in 2013. This administrative error caused one late filing during 2011 for executive officers Thomas Abraham, Jonathan Boehm, Gregg Givens, Stephen Hooley, Steven Towle, Robert Tritt and Randall Young.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Engagement.    PricewaterhouseCoopers LLP served as our independent registered public accounting firm as of and for the year ended December 31, 2011. PricewaterhouseCoopers LLP performed professional services in connection with the audit of our consolidated financial statements and internal control over financial reporting and the review of reports we filed with the Securities and Exchange Commission. It also reviewed control procedures of our mutual fund processing services and provided us certain other accounting, auditing and tax services.

        PricewaterhouseCoopers' fees for services related to 2011 and 2010 were as follows:

Type of Fees	2011($)	2010($)
Audit Fees	3,897,850	4,158,465
Audit Related Fees(1)(2)	2,780,581	2,317,593
Tax Fees(1)(3)	3,380,844	2,705,808
All Other(1)(4)	68,280	24,700

(1)
The Audit Committee has determined that the provision of these services is compatible with maintaining the independence of PricewaterhouseCoopers.

(2)
$2,308,200 of the 2011 amount and $2,163,893 of the 2010 amount was for attest services relating to SAS 70 and SSAE 16 reports and other controls reviews; $67,100 of the 2011 amount and $80,000 of the 2010 amount was for financial statement audits of employee benefit plans; and $405,281 of the 2011 amount and $73,700 of the 2010 amount was for agreed upon procedures, due diligence and a reasonable assurance projects.

(3)
$1,590,884 of the 2011 amount and $709,460 of the 2010 amount was for U.S. federal, state and local tax planning and compliance; and $1,785,560 of the 2011 amount and $1,986,648 of the 2010 amount was for international tax planning and compliance.

(4)
$68,280 of the 2011 amount was for tax cost basis reporting and United Kingdom tax reporting assistance; and $24,700 of the 2010 amount was for international human resources consulting.

        Engagement Procedures.    Audit Committee procedures prohibit the Committee from engaging an independent registered public accounting firm to perform any service it may not perform under the securities laws. The Audit Committee must pre-approve the independent registered public accounting firm's annual audit of our consolidated financial statements. The procedures require the Committee or its Chairperson to pre-approve or reject any other audit or non-audit services the independent registered public accounting firm is to perform. The Committee has directed that its Chairperson, with the assistance of our Chief Financial Officer, present and describe at regularly scheduled Audit Committee meetings all pre-approved services. The Committee has required management to present services for pre-approval within a specified period in advance of the date the services are to commence. The Committee regularly examines whether the fees for audit services exceed estimates. Securities regulations waive pre-approval requirements for certain non-audit services if their aggregate amount does not exceed specified amounts we pay to the independent registered public accounting firm. The procedures require the Committee or its Chairperson to approve, prior to completion of the audit, any services subject to this waiver. We have not applied the waiver to a non-audit service. The Audit Committee pre-approved all services PricewaterhouseCoopers LLP rendered to us and our subsidiaries for 2011.

COMPENSATION DISCUSSION AND ANALYSIS

        The Compensation Committee determines compensation of officers listed in the Summary Compensation Table ("named officers") on page 44. Named officers include Thomas A. McDonnell, our Chief Executive Officer, and Kenneth V. Hager, our Chief Financial Officer. They also include our three executive officers other than the Chief Executive Officer and Chief Financial Officer receiving the highest total compensation for 2011: Stephen C. Hooley, President and Chief Operating Officer, Steven J. Towle, President of DST Output, and Robert L. Tritt, Executive Vice President.

        The Compensation Committee believes that our executive officer compensation practices serve the interests of the Company and its shareholders. The Committee structures the elements of the Company's compensation program to achieve various objectives, including aligning named officer and stockholder interests, attracting and retaining quality leadership, supporting a pay-for-performance philosophy, and maintaining a level of equity grants to avoid excess dilution and expense over time.

        The Compensation Committee periodically reconsiders its compensation practices in view of changes necessary to continue to meet these objectives and of new governance developments that the Committee deems prudent to adopt. The Committee has required a level of stock ownership for our Chief Executive Officer (at least six times base salary). (The non-employee director stock ownership requirements are described on page 11). It has adopted a recoupment (or "clawback") policy applicable to incentive and equity awards made after 2009, described on page 4. It has committed not to include golden parachute excise tax gross up provisions in future executive employment agreements, as described on page 43. It has mandated three years as the minimum period for full vesting of time-based equity awards, as described on page 35.

        In structuring compensation, the Committee obtains information from management, as well as the advice of Deloitte Consulting LLP ("Deloitte"), the Committee's compensation consultant. Deloitte provides the Committee with compensation related services ("Compensation Services") including presenting general industry and peer group survey data (as combined, the "Benchmarking Data") and assisting the Committee in analyzing market rates of compensation, as further described beginning on page 29.

EXECUTIVE SUMMARY FOR 2011 COMPENSATION

        The primary components of named officer compensation packages are base salary and annual and long-term incentives. Both types of incentives are governed by the 2005 Equity Incentive Plan (the "2005 Plan"), which was approved by stockholders. Such approval facilitates the deductibility of performance-based compensation under Section 162(m) of the Internal Revenue Code ("Section 162(m)").

        The base salary of Mr. McDonnell was restored for 2011 to the level required by his employment agreement, as described on page 32. He had decided to accept a lower base salary ($100,000 less) for 2009 and 2010 in support of our cost management initiatives. Mr. Hooley received a significant base salary increase ($100,000 more) in accordance with the Committee's plans when the Company hired him and determined as described on page 32. Messrs. Towle and Tritt each received modest increases in base salary (less than 4%) determined as explained on page 32.

        The Committee maintains the Annual Incentive Award Program (the "Incentive Program") under the 2005 Plan. The Incentive Program annually provides executive officers the opportunity to earn a percentage of base salary in the form of cash and deferred cash awards based on the level of achievement of threshold, target and maximum Company goals. Each of the named officers with the exception of Mr. Towle received an award under the Incentive Program for the 2011 performance year based on goal achievement results that were lower than the results for 2010. The awards for 2011 are addressed beginning on page 32.

        The long-term incentive component of executive officer compensation consists of equity in the form of options to purchase DST common stock and restricted stock units (rights to receive stock upon vesting, or "RSUs"). The Committee has established a three-year program (the "Equity Program") covering 2010-2012. For each year of the Equity Program, the Committee has granted two forms of equity (one time-vesting and one performance-vesting). The grants made in early 2011 for the second year of the program include time-vesting RSUs and performance-vesting RSUs. The allocation between the two types was determined as described beginning on page 35.

        The 2011 compensation program for the named officers has not changed materially from compensation for 2010, and shareholders approved 2010 compensation on an advisory basis in their Say on Pay vote for the 2011 annual stockholders' meeting. This year, 2012, is the final year of the Equity Program described beginning on page 35. The Committee intends, in connection with the completion of that program, to carefully review all equity and incentive elements of named officer compensation, consider all available alternatives to achieve the Committee's objectives identified beginning on this page and otherwise evaluate the effectiveness and appropriateness of the named officer compensation program.

OBJECTIVES OF 2011 COMPENSATION

        The following table shows the primary objectives for 2011 named officer compensation and the methods and actions the Committee chose to achieve them.

OBJECTIVE	METHODS OF ACHIEVEMENT	TO ACHIEVE OBJECTIVE, WE:
Align named officer and stockholder interests ("Stockholder Alignment")	Include, as a significant component of compensation, awards that tie vesting to achievement of short- and long-term financial and strategic objectives	• Grant Incentive Program awards that constitute a significant portion of named officer compensation if goals are achieved and that are tied to sustained increases in diluted earnings per share ("EPS") and/or to achievement of business unit objectives
• Grant RSUs that vest based on the passage of time
• Grant performance-vesting RSUs that require named officer continued employment until goal achievement and in some cases, the expiration of a continued service requirement after goal achievement

Attract and retain quality leadership ("Competitiveness/Retention")
• Structure compensation packages with the goal that base salaries are positioned near the 50th percentile of the Benchmarking Data
•  Structure compensation packages with the goal that "Total Direct Compensation" and "Total Cash Compensation" (each as defined on page 31) are positioned within the 75th through 90th percentile of the Benchmarking Data if we achieve between target and maximum level goals (but less if we achieve goals below the target level)
• Incorporate a significant "at risk" component into compensation packages so that potential compensation is attractive and incents named officers to remain in our employ through successive, rolling vesting periods
•  Strive to stay near or within such percentiles or ranges, providing a combination of:
    – Base salaries
    – Incentive Program awards (These provide named officers with significant compensation if we achieve performance goals and include, as a component of incentives at certain levels of goal achievement, a deferred cash award that is generally forfeited if the named officer voluntarily terminates employment prior to the end of the vesting period)
– RSUs and stock options that provide level equity compensation cost over several years and aid in executive retention over a reasonably lengthy period

OBJECTIVE	METHODS OF ACHIEVEMENT	TO ACHIEVE OBJECTIVE, WE:
Promote the health and welfare of the named officers and their commitment to the Company ("Welfare/Loyalty")
• Aid named officers in health crises and aid their families in the event of their deaths
• Provide a level of financial diversification of unvested awards
• Provide programs under which named officers can save for retirement
• Provide benefits that balance the Board's flexibility in making management changes and the protection of named officers in the event of involuntary termination of employment
• Reasonably promote the convenience of the named officers in the performance of their duties for the Company
Provide:
• Health, life, disability and excess liability insurance programs
• Deferred cash rather than equity as the deferred component of Incentive Program awards so that Company stock is not the only long-term component of compensation
• Qualified and non-qualified deferral plans and programs (These allow named officers to defer taxation on certain incentive and equity awards for purposes of retirement and to have emergency funds available should employment terminate pre-retirement)
• Full or partial accelerated vesting of certain awards upon retirement and in other limited circumstances
• Reasonable but limited perquisites

Maintain a level of equity grants that do not cause excess dilution and expense over time ("Expense and Dilution Control")	Establish target aggregate expense levels for the annualized equity compensation (including RSUs and stock options) as a percentage of pre-tax income	Limited the aggregate number of shares of RSUs and stock options we granted for each year of the Equity Program by the 6-7% of Pre-Tax Income Objective described on page 31

OBJECTIVE	METHODS OF ACHIEVEMENT	TO ACHIEVE OBJECTIVE, WE:
Provide stability to the Company and limited protection to the named officers in a change in control ("Transaction Stability")
Design change in control protections in employment and award agreements to:
• Preserve our ability to compete for executive talent in the event of a change in control
• Promote stability during a change in control by encouraging our executives to cooperate with and achieve a change in control approved by the Board, without being distracted by the possibility of termination or demotion following the change in control
• Provide our executives with change in control severance benefits similar to those in place at other companies
• Make it potentially more expensive for an acquirer to dismiss one of our executives rather than one of its own executives
• Include in named officer employment agreements separation pay obligations in the event of a termination without cause or resignation for good reason within the three years following a change in control
• Provide generally for full vesting of unvested deferred cash and equity awards upon a change in control that is followed by a termination of employment without cause or a resignation for good reason

Structure compensation, if feasible in view of other objectives, so that the Company can obtain maximum deductibility of compensation expenses ("Deductibility")	Include as a part of compensation packages performance-based components that are designed in most circumstances to facilitate deductibility under Section 162(m)
• Base Incentive Program awards on the achievement of performance goals
• Incorporate a performance hurdle into certain RSUs
• Obtained stockholder approval of the 2005 Plan and its performance goal provisions

CONSULTANT AND MANAGEMENT SUPPORT TO THE COMMITTEE

        Consultant Support.    Deloitte reports to the Committee and, with the consent of the Committee, coordinates and gathers information with which to advise the Committee. Decisions about the amounts and forms of executive compensation are made by the Committee alone and may reflect factors and considerations other than the information and advice provided by Deloitte.

        The Company acquired ALPS Holdings, Inc. and its subsidiaries ("ALPS") in October 2011. ALPS, among other things, provides investment advisory services to certain investment companies. During 2011 and prior to the acquisition, Deloitte affiliates provided internal control attest work to ALPS ("Pre-Transaction Services"), and throughout 2011 Deloitte affiliates provided audit, audit-related and tax-related services to the investment company clients advised by ALPS ("Fund Services"). The decision to retain Deloitte affiliates for these Pre-Transaction Services and Fund Services was neither made by nor approved by DST management or the Compensation Committee. During 2011, Deloitte affiliates provided to the Company "Additional Services" (which term excludes Compensation Services, Pre-Transaction Services and Fund Services). Deloitte charged fees totaling less than $120,000 in the aggregate for the Additional Services. The Committee believes that Deloitte's ability to provide an independent perspective to the Committee for the Compensation Services has not been impaired.

        Consultant Benchmarking.    For compensation benchmarking purposes, the Committee utilizes an industry peer group based on companies of a similar size within the data processing and information technology services industry when determining the compensation elements and opportunities for our named officers. The peer group data, provided by the compensation consultant, has changed over the years as companies have entered or exited our business, or have engaged in transactions that have resulted in the unavailability of data. Benchmarking did not occur for 2011 compensation as the Committee did not change the general structure of the compensation packages from the prior year. In the most recent benchmarking (for 2010 compensation), the Committee adopted a peer group of fifteen companies following a review by management, in conjunction with Deloitte. The fifteen companies (each public at the time the benchmarking was performed) were as follows:

• Alliance Data Systems Corporation	• Automatic Data Processing, Inc.
• Broadridge Financial Solutions, Inc.	• Convergys Corporation
• CSG Systems International, Inc.	• Fidelity National Information Services
• Fiserv, Inc.	• Global Payments Inc.
• IMS Health Incorporated	• NCR Corporation
• Paychex, Inc.	• SEI Investments Co.
• Teletech Holdings, Inc.	• Total System Services, Inc.
• Unisys Corporation

        In addition to the peer group data, Deloitte provided the Committee in 2010 with survey benchmark information gathered from hundreds of general industry and computer and data processing companies, based on DST's size and each executive officer's responsibility level. Additionally, the survey data is used to assess the reasonableness of the peer group compensation data.

        Management Support.    The Committee receives input from the Chief Executive Officer, President and Chief Operating Officer, and Chief Financial Officer regarding:

  •
  responsibilities of individual executive officer positions

  •
  our cost in providing benefits, amortized over vesting periods

  •
  information as to potential achievability of goals that are incorporated into incentives

  •
  compensation levels they believe necessary to incent and retain executive officers.

Members of management present outside counsel's written explanations of benefit laws and regulations to the Committee.

COMPENSATION TARGETS

        In determining compensation, the Committee is generally guided by the targets, as shown below.

Compensation Type	Intended Targets	Reason for Selecting the Percentile or Range
Base Salary	Base salary of named officers should be near the 50th percentile of the Benchmarking Data ("Salary Target")	The Committee believes this percentile is aligned with market practices and reasonable.

Compensation Type	Intended Targets	Reason for Selecting the Percentile or Range

Total Cash Compensation (base salary plus the current cash portion of Incentive Program awards) and Total Direct Compensation (the combination of base salary, Incentive Program awards and equity awards, annualized to reflect the period of time they cover)
For each of Cash Compensation and Total Direct Compensation:
•  the 75th percentile of the Benchmarking Data if we achieve target Incentive Program goals (a "Benchmarking Target")
• the 90th percentile of such data if we achieve maximum Incentive Program goals (also a "Benchmarking Target")
The Committee sets the Benchmarking Targets in the upper quartile of the Benchmarking Data because:
•  a significant portion of named officer compensation is at risk
•  the highly competitive nature of our industry warrants higher levels of potential compensation to allow us to attract and retain the quality leadership needed to succeed
• companies that achieve similar levels of performance over a period of time are generally ranked in the upper quartile of the Benchmarking Targets.

Equity Grants	Equity compensation to all eligible employees, considered over the grant period, should approximate no more than 6% to 7% of consolidated annual pre-tax income ("Pre-Tax Income Objective").*
Based on a review of industry practice, the Committee believes our objective of tightly controlling equity compensation costs as a percentage of pre-tax income is conservative and uncommon and represents a best practice beneficial to shareholders.

*
Company results cannot be predicted with certainty, so the Committee cannot guarantee this result when it makes the equity grants.

        For all named officers, including Messrs. McDonnell and Hooley, the Compensation Committee applies the same objectives and intended targets set forth above and considers the same Benchmarking Data. The individual compensation components and opportunities for Messrs. McDonnell and Hooley exceed that of the other named officers in part because market compensation rates of base salary and other components for chief executive officers, presidents and chief operating officers exceed the market rates and components for other named officer positions. The long tenure with the Company of approximately 43 years for Mr. McDonnell, sustained long-term individual performance, and level of responsibility factored into his base salary and Incentive Program opportunity levels. Mr. Hooley's skills and leadership, level of responsibility, achievements at Boston Financial, our joint venture which he led prior to joining DST, and experience with our operations factored into his base salary and Incentive Program opportunity levels.

BASE SALARIES

        Why and How Salaries are Determined.    Base salaries serve the Committee's Competitiveness/Retention objective described on page 27. The Committee does not follow a precise formula in setting base salaries. Instead, it considers whether individual base salaries reflect responsibility levels and are reasonable, competitive and fair. In making that determination, the Committee considers, in combination, its Salary Target and Benchmarking Targets described above. It takes into account that base salaries serve as the basis for numerous other calculations including the amount of Incentive Program awards described beginning on this page, contributions for certain named officers under the Supplemental Executive Retirement Plan described on page 41, and potential separation pay under employment agreements described beginning on page 40. In setting base salaries, the Committee does not consider amounts realizable from prior compensation or awards because base salaries should provide the named officer with a minimum level of annual pay, irrespective of payouts under our 2005 Plan.

        As part of its process, the Committee reviews individual performance elements including each named officer's commitment and ability to:

  •
  strategically meet business challenges

  •
  plan long-range

  •
  achieve financial results

  •
  lead the service, product, business or administrative unit or team for which the officer is responsible

  •
  prudently steward our resources

  •
  promote legal and ethical compliance.

        Comparison to 2010.    The base salary of Mr. McDonnell, our Chief Executive Officer, was restored to $750,000, the level required by his employment agreement. He had decided to accept a lower base salary for 2009 and 2010 of $650,000 in support of cost management initiatives. For 2011, the Committee increased the base salary of Mr. Hooley, our President and Chief Operating Officer, to $650,000 ($100,000 more than his base salary for 2010). Mr. Hooley joined the Company in mid-2009, and his strategic responsibilities have increased. The Committee desired at the time Mr. Hooley joined us to increase his compensation over time so there would eventually be less pronounced differences between CEO and President compensation. The increase in Mr. Hooley's base salary for 2011 is consistent with these plans and Mr. Hooley's increased role in setting Company strategy.

        The base salaries of Messrs. Towle and Tritt increased by 2.3% and 3.8%, respectively, based on the Committee's consideration of retention and a general assessment that compensation increases have occurred in the industries from which we draw talent.

INCENTIVE PROGRAM COMPENSATION

        Why and How the Incentive Program Was Structured.    Incentive Program awards (including deferred cash) serve the Committee's Stockholder Alignment, Competitiveness/Retention, Welfare/Loyalty, Transaction Stability and Deductibility objectives described beginning on page 27. Under the Incentive Program, the Committee may grant annual incentive awards based on whether the Company or business units achieve certain goals set by the Committee. In structuring the Incentive Program, the Committee considers the cost of program awards and has determined that the benefit to the Company and our stockholders justifies the cost. In making Incentive Program awards, the Committee considers its Benchmarking Targets on page 31. The amount and components of the award depend on the following factors:

  •
  The individual threshold, target and maximum opportunity levels (as percentages of base salary) that the named officer is eligible to receive as an incentive award

  •
  Whether and to what degree the Company or business unit achieves goals, which are often stated as threshold, target and maximum measures.

        Opportunity Levels, Goals and Award Levels.    The opportunity levels for all named officers were the same percentages of base salary as for 2010, although actual payouts based on goal achievement for 2011 for all the named officers other than Mr. Towle were below the level for 2010. Named officer incentive opportunity levels for 2011 were:

	Opportunity Level % of Base Salary
Named Officer	Threshold	Target	Maximum
Messrs. McDonnell and Hooley	100	200	300
Messrs. Hager, Towle and Tritt	50	100	150

        Section 162(m) requires for maximum deductibility that the Committee determine named officer participation in the Incentive Program and set goals for named officer awards within the first ninety days of a performance year. For 2011, the Committee used earnings per share ("EPS") measures for DST (applicable to all the named officers), and an operating income measure for DST Output (applicable to Mr. Towle), as further described in the table and notes beginning on page 34. DST Output earned a pool based on achievement against its measure, which was allocated to its executives as explained in note (3) on page 35. The Committee seeks to increase the difficulty of goal achievement by the named officer's opportunity levels as follows:

Goal Level	Expected Conditions Under Which Goals Would be Met
Threshold EPS Goals for DST and Minimum Bonus Pool for DST Output	Unless adverse business conditions occur
Target EPS Goals for DST and Increased Bonus Pool for DST Output	If we execute strategic business plans and if business conditions are reasonable
Maximum EPS Goals for DST and Highest Allowable Allocation to DST Output Executives from the Bonus Pool	If we execute strategic business plans more effectively and market conditions are better than we expect

        Various factors could cause actual results to vary from performance goals, and in light of these variables it is not possible for the Committee to reliably quantify differences in difficulty among the various achievement levels. The Committee does not perform a statistical analysis to predict future achievement based on historical goal achievement. Rather, it seeks to set goals that it believes will incent participant performance to achieve Board objectives.

        When it determines goal certification, the Committee directs payment of the cash portion of the award and grants the deferred cash award. If more than one goal applies to a named officer, we average payout levels to determine a percentage of salary that will dictate the amount of the aggregate award. If more than one goal applies, awards will not be paid unless at least one of the goals is achieved. Under the 2005 Plan, the Committee may adjust Incentive Program performance results to reflect unusual or nonrecurring events or in response to changes in applicable laws, regulations or accounting principles. The Committee must determine the method of adjustment prior to the end of the performance year and, consistent with Section 162(m), may only exercise downward discretion in calculating the level of goal achievement applicable to named officers so that they do not receive more than they would otherwise have received had an adjustment not applied. No Incentive Program goal adjustments were made to calculate 2011 goal achievement for the named officers, except that a downward adjustment made in 2010 for Mr. Towle, which decreased his award, impacted 2011 calculations as explained in note (4) on page 35.

        The Committee requires deferral of half of the award attributable to performance above the threshold opportunity level. Subject to both forfeiture and accelerated vesting in limited circumstances (as described on page 40), the deferred cash award vests two years and 11 months from the end of the performance year for which it was earned. For instance, deferred cash awarded for the 2011 performance year vests December 1, 2014. The Committee selected a vesting period that it deemed fair and reasonable for purposes of executive retention.

        The cash and deferred cash awards are subject to the Committee's clawback policy, which requires Company recoupment of certain award amounts in the event of certain accounting restatements. The accounting restatement that would trigger the return (or clawback) of the incentive award for 2011 performance would result from the Company's material noncompliance with financial reporting requirements under the securities laws. The amount to be returned would equal the portion of an award based on the erroneous data; in other words, the amount in excess of what would have been paid if the results as stated in the restated financials had applied to the award determination. If a clawback were triggered, executive officers would be required to return the value of their awards, or a portion thereof, regardless of whether their individual conduct contributed to the financial restatement.

        The following table summarizes the various types of Incentive Programs in which named officers participated for 2011.

Type of Incentive Program	Named Officer(s) Participating(1)	Performance Measures for 2011	Named Officer Actual Bonus Level for 2011(5)
Incentive is based on DST goal achievement	Messrs. McDonnell, Hager, Hooley, Towle and Tritt	Annual and cumulative EPS goals established at threshold, target and maximum goal levels(2)	The award is between the threshold and target opportunity levels

Incentive is based on a pool, the amount of which depends on the level of goal achievement by DST Output operations in the U.S.(3)	Mr. Towle
		The amount of the pool equaled the sum of 40% of 2011 increase over 2010 in DST Output operating income and 10% of DST Output 2010 operating income, with results calculated on specific regions (U.S., Canada, UK)(4)	DST Output's bonus pool was based on achievement between the target and maximum levels, but the business unit portion of Mr. Towle's award was limited to the target level(1)

(1)
Mr. Towle had more than one set of goals applicable to his payout. The Committee sought to incent his contribution toward both EPS goal achievement and business unit achievement by making his aggregate payment level depend 50% on each set of goals. The Incentive Program for the DST Output business is designed to incent increased profitability, which would contribute to the success of the Company on a consolidated basis. As explained on page 38, Mr. Towle was not eligible for 2011 to receive a portion of his Incentive Program award based on achievement of the DST Output operating income goal above the target level.

(2)
Half of the incentive award is based on performance against the annual EPS goal, and half is based on performance against the cumulative EPS goal.

The Committee sets both annual and cumulative goals because it believes the relationship between historical and future achievement should affect the degree of difficulty of combined goal achievement each year. Used in tandem, annual and cumulative goals allow the Committee to encourage the achievement of current year performance as well as sustained multi-year growth. Incentive Program awards would decrease if the cumulative goal was not met, even if the annual goal was met at the maximum level. Lack of annual goal achievement during any of the three years would impede cumulative goal achievement.

  In determining EPS goals, the Committee generally considers our mix of businesses, the competitive outlook, annual capital expenditures and short-term strategy objectives. In setting cumulative EPS goals for a three-year period, the Committee considers long-term strategic objectives and the possibility that, over the long-term, results for a certain year could exceed or fall below the desired annual growth targets and that a cumulative goal should have the effect of balancing the impact of significant year to year fluctuations in named officer incentive compensation as a result of performance toward annual goals. The Committee intends the combination of annual and cumulative goals to reflect sustained performance over time consistent with management's and the Board's emphasis on long-term stockholder value. The Committee generally seeks to require the growth in diluted EPS to be at a rate at least comparable to upper percentiles of other public companies with similar products and services.

  We do not disclose our Incentive Program targets because they are confidential business information. We believe that their disclosure could cause substantial economic harm to our competitive position. We do not believe disclosure of goals incorporated into the Equity Program awards of the named officers would cause such harm, and we disclose those goals on page 38.

(3)
The DST Output pool is divided among the business unit executives based on their respective threshold opportunity levels. The portion of the pool available to a business unit executive may not exceed an amount equal to the percentage of base salary at his maximum opportunity levels. For example, if an executive earns $100,000 in base salary, his maximum opportunity level is 90%, and his portion of the incentive pool cannot exceed the $90,000 maximum.

(4)
In calculating incentive amounts earned, the Committee is including over 2011-2014 an amount that reflects the receipt of a large DST Output customer termination payment received in 2010. The Committee believed it was inappropriate to allow the payment to affect only one performance year (2010) rather than over time (2011-2014). The reflection of this payment over time in calculating results for DST Output, which impact DST results, reflects the true period covered by the termination payment based on the term of agreement of the customer contract under which we received the payment.

(5)
Due to the level of goal achievement for 2011, each named officer received a portion of his Incentive Program award in the form of deferred cash, as shown on page 47 in Column B for Incentive Program Deferred Cash.

EQUITY GRANTS UNDER THREE-YEAR PROGRAM

        Why and How Equity Awards Were Determined.    The Committee incorporates equity awards into its compensation packages because they serve the Committee's Stockholder Alignment, Competitiveness/Retention, Expense and Dilution Control, Welfare/Loyalty, Transaction Stability, and Deductibility objectives described beginning on page 27. All equity awards are made under the 2005 Plan which mandates three years as the minimum period for full vesting of time-based equity awards.

        The Committee had previously made in late 2004 a five-year cliff-vested restricted stock grant which covered equity compensation for 2005 through 2009. The structure of this grant resulted in the GAAP expense of the grant to be spread evenly over the five-year period, consistent with the Pre-Tax Income Objective described on page 31. In connection with the vesting of this grant, the Committee determined with the assistance of the compensation consultant that it should adopt the Equity Program, which consists of annual equity grants for 2010-2012 using multiple forms of awards.

        The Committee determined the aggregate expense for the Equity Program ("Aggregate Value") taking into account the Pre-Tax Income Objective. The grants are designed to vest over multiple years. This vesting structure delays the recognition of a portion of the grant expense under GAAP. Considering the delayed recognition of expense, the Committee determined an "Annual Allocation" which apportioned the Aggregate Value among the three years of the program, as shown in the table on page 37. For each program year for each named officer, the Benchmarking Targets, the level of a named officer's responsibility and the Annual Allocation were used to determine the number of equity units granted.

        The Committee considers the cost of equity compensation and controls the costs through the Benchmarking Targets and Pre-Tax Income Objective, and it has determined that the benefit to the Company justifies the Company's cost of the Equity Program. In granting equity awards, the Committee does not consider amounts realizable from compensation or awards in prior periods because the Equity Program grants are for a period of time and incent performance of goals during that period, and grants for prior periods should not affect the level of compensation for the current period.

        Categories of Equity Program Awards.    The forms of options and RSUs used for the Equity Program are:

  •
  Time-based awards (options and RSUs) vesting over the first, second and third anniversaries of the grant ("Time Stock Options" and "Time RSUs").  Time Stock Options vest in 1/3 increments and Time RSU's vest in 20%, 30% and 50% increments. The Committee considers the three-year vesting period to be fair and reasonable for purposes of executive retention.

  •
  Performance-based RSUs vesting in whole or in part based on goal achievement and continued employment through the vesting date ("Performance RSUs").  Four variations of Performance RSUs have been granted to named officers under the Equity Program, and they are described on page 38. The Committee selected a five-year performance period for all four grants. The Committee believes this period allows a fair and reasonable period of time to measure long-term performance. The period also furthers executive retention.

        All awards are subject to special terms and conditions upon the occurrence of various events, such as death and disability, as further explained on page 40.

        With Deloitte's assistance, the Committee reviewed current practices in planning for the 2010-2012 grants. It determined that Time Stock Options, Time RSUs and Performance RSUs were the predominant types of equity compensation being favored for equity compensation. The Committee believes that Time Stock Options incent performance as their value depends on increases in the fair market value of the stock. The Committee selected RSUs because they promote retention and reward executive based on the performance of our stock. For the one program year (2011) in which stock options were not used, the Committee chose to require a higher portion of the overall grant of RSUs to be in the form of Performance RSUs.

        Annualizing Grants for Each Year of the Equity Program.    The Committee apportioned the Aggregate Value for the three years of the program into Annual Allocations for each year, as shown in Column B of following table. The Annual Allocation determines the annualized equity value to be received by an individual named officer.

        The Annual Allocation for each year was granted to the named officers in the form of two awards, as explained in the table.

A Equity Program Year	B Portion of Aggregate Value to Serve as the Annual Allocation	C Annual Allocation Apportioned Between the Following Forms of Equity(*):
Grants for the 2010 year of the Equity Program (made in late 2009 and early 2010)	50%

•

50% of the Annual Allocation in the form of Time Stock Options

•

50% of the Annual Allocation in the form of Performance RSUs, with

–

Messrs. McDonnell, Hager, Hooley and Tritt receiving DST 2010 Performance RSUs

–

Mr. Towle receiving his Performance RSUs half in the form of DST 2010 Performance RSUs and half in the form of DST Output 2010 Performance RSUs

Grants for the 2011 year of the Equity Program (made in early 2011)	25%	• 20% of the Annual Allocation in the form of Time RSUs • 80% of the Annual Allocation in the form of DST 2011 Performance RSUs

Grants for the 2012 year of the Equity Program (made in late 2011)	25%	• 50% of the Annual Allocation in the form of Time Stock Options • 50% of the Annual Allocation in the form of DST 2012 Performance RSUs

*
The aggregate number of awards granted per year of the program is based on the Annual Allocation. The terms and conditions of the Performance RSUs are described below in "Types of Performance RSUs." The Committee did not follow a precise formula in determining the value of the grants for each individual as a certain percentage of overall compensation. Rather, it considered retention, the officer's position level and other factors.

        Types of Performance RSUs.    For each year of the Equity Program, the Committee awarded Performance RSUs with vesting based on improvements in EPS, which is the goal. For purposes of this goal, EPS is as reflected in the Company's year-end audited financial statements in accordance with GAAP, consistently applied from year to year in all material respects, adjusted to reflect fully diluted EPS under "if converted" accounting. The Committee believes that vesting of Performance RSUs based on EPS improvements supports management's and the Board's emphasis on long-term stockholder value. Three program grants have incorporated an EPS goal, as follows:

  •
  Performance RSUs granted in early 2010 ("DST 2010 Performance RSUs):  Vesting occurs at a rate equal to two times the percentage of year-over-year increase in EPS for a 2010-2014 performance period. Although the goal has already been achieved for full vesting, the RSUs will not vest before early 2013. The Committee required the passage of time in addition to goal achievement due to the effect on anticipated results of the DST Output customer termination fee described in note (4) on page 35. A period of three years was selected for the time condition based on the projected impact of the termination fee on goal achievement. The three-year period serves the added purposes of executive retention, so that even if goal achievement occurred prior to the end of the three-year period, an executive would generally be required to continue his employment to actually vest.

  •
  Performance RSUs granted in early 2011 ("DST 2011 Performance RSUs"):  Vesting is to occur at a rate equal to two times the percentage of year-over-year increase in EPS for a 2011-2015 performance period. Goals were not achieved for the 2011 performance year.

  •
  Performance RSUs granted in late 2011 ("DST 2012 Performance RSUs"):  Vesting is to occur at a rate equal to two times the percentage of year-over-year increase in EPS for a 2012-2016 performance period.

        The Performance RSUs granted to Mr. Towle for 2010 were divided between the DST 2010 Performance RSUs and the RSUs described below. The receipt of two types of Performance RSUs for Mr. Towle was to incent his contribution to the Company as a whole as well as to the success of DST Output.

  •
  Performance RSUs granted in early 2010 to Mr. Towle with DST Output goals ("DST Output 2010 Performance RSUs"): For any year of the 2010-2014 performance period, the level of vesting depends on consolidated pre-tax income for the Output Solutions segment, which is reported in the Company's financial statements. The RSUs vest in one-third increments based on three levels of consolidated pre-tax income: $30 million, $35 million, and $40 million, calculated in each case to eliminate the net effect of certain customer termination fees. If the second or third level is the initial level achieved, then more than one-third of the RSUs may vest (in recognition that the earlier hurdle was also achieved). Goals were not achieved for 2010 or 2011.

        Additional Time-Vesting RSUs for Towle.    In 2008, the Committee desired to tie a portion of the compensation of DST Output executives, including Mr. Towle, directly to improvement in DST Output operating margins. The Committee granted restricted stock with vesting based on achievement of an operating margin goal. Since the date of the grant, the restricted stock grant has been amended so that the equity is in the form of RSUs.

        DST Output has made significant changes to its business, not contemplated at the time the goal was set, in the long-term interests of maintaining volumes and continuing significant customer relationships. The Committee determined in December 2010 that, taking the facts and circumstances into account, it was appropriate to deem the goal as having been achieved so long as the grantees agreed to extend the vesting date. These RSUs (the "Towle Time RSUs") vested March 9, 2012. Through that date, the grant served the purpose of retaining DST Output executives, and they continued to be incented through the Incentive Program and other RSU awards to increase DST Output performance. The Committee considers this grant to be in lieu of a portion of Mr. Towle's Incentive Program compensation for 2011, with the effect that Mr. Towle was ineligible to receive that portion of his 2011 incentive that he would otherwise have earned based on achievement of the DST Output goal above the target goal level.

PERQUISITES AND INSURANCE BENEFITS

        Why and How These Elements Were Established.    Perquisites and insurance benefits serve the Committee's Competitiveness/Retention, Welfare/Loyalty, and Transaction Stability objectives described beginning on page 27. The Committee carefully considers the cost of these items of compensation and has determined that the benefit to the executive, the Company and our stockholders justifies the Company cost. In providing these miscellaneous elements of compensation, the Committee does not consider amounts realizable from prior compensation or awards because the objectives for these compensation elements would not be served by doing so.

        Perquisites.    In 2011, the Committee allowed Mr. McDonnell personal use of aircraft in which we own fractional interests. It also allowed Mr. Hooley limited personal use. The Committee monitors personal use through receipt at least four times per year of reports from our Chief Financial Officer. Named officers may also receive estate planning services, tax return services, paid parking, reimbursement for medical physical examinations, and personal use of a Company car or a car allowance. We reimburse spouse or guest travel to, and family entertainment at, an annual planning meeting at which executive officers and spouses or guests interact with each other and with members of the Board and their spouses or guests. We do not gross-up named officer perquisites for tax liabilities.

        Insurance Benefits.    Named officers can participate in group health, vision and dental insurance plans on the same basis as other employees. We provide the named officers with individual variable life insurance policies in lieu of participation in our employee group life policy. The policies are portable and allow the named officers to accrue cash surrender value. In consideration of the potential needs of named officers and their families in the event of long-term disability, we provide named officers with a long-term disability policy to allow a similar income replacement percentage of salary as is available to employees in general. We also provide named officers coverage under a group excess liability insurance policy.

POST-EMPLOYMENT AND CHANGE IN CONTROL PROTECTIONS

        Why and How These Protections Were Established.    Post-employment and retirement benefits and change in control protections serve the compensation program's Competitiveness/Retention, Welfare/Loyalty, and Transaction Stability objectives described beginning on page 27. In particular, the Committee believes that post-employment and retirement benefits and change in control protections:

  •
  promote named officer retention by generally protecting officers against forfeiture of awards for termination of employment outside of their control

  •
  further the officer's commitment to the Company by accelerating the vest date of certain awards and accounts if the officer retires (as defined in the applicable award agreement)

  •
  provide stability in the event of a possible change in control

  •
  reward long-term service by increasing retirement accumulations.

        Summary of Arrangements.    As of December 31, 2011, we had several arrangements providing post-employment and change in control benefits.

        The non-change in control vesting terms and conditions of currently unvested awards are summarized in the following table. The change in control terms and conditions are described beginning on page 42. The table and notes beginning on page 53 further describe award terms and conditions.

 Award Terms and Conditions

Obligation or Event	Description
Non-solicitation, non-compete obligations	The Committee protects the Company by incorporating into all equity and Incentive Program award agreements a requirement that the grantee not work for a competitor during any period for which he is receiving separation pay and not solicit employees and customers for one year after termination of employment.

Retirement (generally, reaching age 59 1/2 with 3 years of service)	Time Stock Options: The Committee believes it reasonable to allow a person whose termination constitutes a retirement to have the benefit of the full remaining term of a vested option to exercise it.
Deferred cash: The Committee selected full vesting upon retirement because the retiree contributed to the performance that triggered the grant.
Performance RSUs: The Committee selected pro rata vesting based on goal achievement for the year of retirement so that a retiree would not vest absent a contribution to such achievement.

Time RSUs: The Towle Time RSUs (which vested in March 2012 and are described on page 38) were not structured to vest on retirement. The Committee believes it reasonable to allow the other Time RSUs to vest pro rata on the date of the retirement.

Death or Disability	The Committee selected accelerated vesting of deferred cash and equity awards in consideration of the potential needs of the grantee and the grantee's family.

Business Unit Divestiture or Reduction in Force
Time Stock Options: The Committee believes it is appropriate to allow pro rata vesting for options held for at least six months prior to the event, as the Company's actions would have terminated the vesting period.
Deferred cash: The Committee believes it appropriate to allow full vesting in recognition of the contribution of the group of affected employees to the performance that triggered the grant.

Performance RSUs: The Committee believes that as long as the business unit has been performing at a level that would have caused goal achievement, the grantees should retain a pro rata benefit should the Company sell the business unit. For a reduction in force, vesting is determined in the same manner as a retirement so that a grantee would not vest absent a contribution to goal achievement.

Time RSUs: The Towle Time RSUs were not structured to vest upon either event. For the other time-vesting RSUs, the Committee believes it appropriate to allow pro rata vesting if the RSUs have been held for six months prior to the event.

        Employment Agreements.    Messrs. McDonnell, Hager and Hooley have employment agreements. The agreements of Messrs. Hager and Hooley do not provide for employment through a set date and termination can occur as described on page 46. The initial term of the McDonnell employment agreement expired December 31, 2011 and the agreement continues subject to automatic one-year renewal unless otherwise terminated, either by Mr. McDonnell with thirty days' notice to the Company, by the Company without cause upon 30 days' notice to Mr. McDonnell, or immediately by the Company for cause as defined in the agreement. The Committee based the separation pay periods described in note (g) on page 56 and change in control protections described beginning on page 42 and in note (i) on page 57 of Messrs. McDonnell and Hooley on leading market and industry practice regarding appropriate and common provisions for executives at top management levels. The agreements of these two officers prohibit them, for three years following termination of employment for any reason, from soliciting employees, soliciting customers for the benefit of a competitor, or acquiring an interest in a competitor other than an insignificant interest in a public company. Our obligations to pay separation and change in control benefits under the agreements cease if they violate such covenants. Mr. Hager entered into the original version of his agreement prior to the existence of the Committee. The agreements are further summarized on pages 43 and 46 and in the table and notes beginning on page 53.

        Qualified and Non-Qualified Plans.    The arrangements are summarized in the following table. Further information about the plans is provided in the Nonqualified Deferred Compensation section beginning on page 47.

Plan/Program	Description
401(k) Profit Sharing Plan	Each named officer participates, and all named officers' accounts are vested. The Company made contributions under the 401(k) Profit Sharing Plan to each named officer for 2011. Like other participants, named officers receive discretionary profit sharing contributions and matching contributions with respect to their salary deferral contributions. Accounts generally vest based on years of service. The 401(k) portion of the accounts is credited with earnings, gains or losses based on the participant's investment direction from among various investment options available under the plan, including DST stock, and the profit sharing portion of the accounts is credited with earnings, gains or losses based on Company-directed investments. Accounts are distributable upon separation from service for any reason, financial hardship, or reaching age 59 1/2.

Supplemental Executive Retirement Plan ("SERP")
During 2007, the Committee partially terminated the SERP and distributed SERP account balances to participants except that Messrs. McDonnell and Hager remain active plan participants. The Committee annually determines the contribution rate in order to equalize the value of contributions we would have made and of forfeiture amounts we would have credited to their 401(k) Profit Sharing Plan accounts if certain tax regulations had not limited contributions. The contribution rate for 2011 was 7.25% of compensation defined in the plan (base salary and the aggregate of the cash and deferred cash portions of the Incentive Program award) that exceeds the applicable wage limit for 401(k) Profit Sharing Plan contributions.

Plan/Program	Description
Extended Deferrals of Incentive Program Awards and RSU Share Issuances
For tax and retirement planning, the Committee allows deferrals of current cash awards and extended deferrals of vested deferred cash awards, each granted under the Incentive Program, as well as extended deferrals of share issuances in connection with vesting RSUs. We distribute deferred amounts and issue shares on the earlier of the date elected by the participant or termination of employment so long as, for deferred cash and RSUs, the award is vested. The named officers did not have current cash incentives in voluntary deferral during 2011, but Messrs. McDonnell and Hager have elected to keep all or a portion of their vested deferred cash awards in voluntary deferral until separation from service as further described beginning on page 48. Named officers have not elected to defer share issuances.

        Change in Control Terms and Conditions.    The Committee allows certain separation benefits to occur in connection with a change in control only if within an established period after the change in control, a termination of employment occurs, whether by the Company without cause or by the employee as a resignation for good reason. These vesting preconditions (a change in control, then a termination of employment) are known as a "double trigger." The Committee believes that a double trigger is in the best interest of our stockholders because it:

  •
  provides stability during a change in control by encouraging our executives to cooperate with and achieve a change in control approved by the Board, without being distracted by the possibility of termination or demotion following the change in control

  •
  provides our executives with change in control severance benefits similar to those in place at other similar companies

  •
  forces an acquirer to evaluate whether to retain our executives by making it potentially more expensive to dismiss one of our executives rather than one of its own executives.

The Committee has incorporated double trigger arrangements into employment agreements, deferred cash and equity awards, as shown in the table and notes beginning on page 53.

        The following table describes the Committee's reasoning in selecting the change in control occurrences that could lead to double trigger compensation if we terminated a named officer without cause or he resigned for good reason within certain time periods following the occurrence, as further explained in the table and notes beginning on page 53.

Change in Control Event	Rationale
Incumbent directors cease to represent 75% of the Board	The Committee set this threshold so that only a major change in Board composition resulting from a change in control would trigger change in control benefits.

A person becomes the beneficial owner of 20% or more of our common stock without approval of the Board (subject to certain exceptions)
The Committee set this threshold recognizing that a 20% stockholder could exert substantial influence over our management policies. With cumulative voting, a 20% stockholder could elect one director each year in which three directors are elected and thus could potentially control the Board over time.

Change in Control Event	Rationale
We consummate a transaction involving less than 60% control by existing stockholders	The Committee incorporated this threshold to protect executives from compensation avoidance in the event the Board were to approve a hostile proposed acquisition.

Stockholders approve a liquidation or asset sale unless a "related party" acquires control of our assets
The Committee designed this provision to avoid the risk of unintended change in control benefits if a majority-owned subsidiary, employee group, employee benefit plan or corporation controlled by our stockholders acquires control of our assets.

        The employment agreements of Messrs. McDonnell, Hager and Hooley entitle them, if we have a change in control, to employment for a three-year period at the same executive capacity, salary and benefit levels in effect on the change in control date. If we terminate employment after the change in control date other than for cause, those named officers each have a right to payment of his base salary through termination plus a lump sum cash severance payment based on his salary for the remainder of the three-year period and to continuation of benefits to the end of that period, including lump sum payments based on hypothetical Incentive Program achievement (further described in note (i) on page 57). If the executive resigns for good reason during the three-year period after a change in control, he is to receive the same payments and benefits as if we had terminated his employment without cause. Additionally, the agreements entitle the named officers to certain rights to gross-up amounts to cover additional tax liabilities under Internal Revenue Code Section 4999 in the event it applies to the change in control payments (also described in note (i) on page 57). If a named officer is entitled to such gross-up payments, they will generally be made in a lump sum consistent with the other change in control payments to the named officer. The Committee has formally resolved not to include golden parachute excise tax gross-up provisions in future executive employment agreements.

NAMED OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

		A	B	C	D	E	F	G
Name and Principal Position(1)	Year	Salary (1)($)	Bonus	Stock Awards(2)($)	Option Awards (3)($)	Non-Equity Incentive Plan Compensation (4)($)	All Other Compensation (5)($)	Total ($)
Thomas A. McDonnell	2011	750,000	—	2,037,481	647,454	1,558,565	501,466	5,494,966
Chief Executive	2010	650,000	—	1,295,937	1,801,508	2,592,956	627,937	6,968,348
Officer	2009	650,000	—	—	—	2,271,458	808,990	3,730,448
Kenneth V. Hager	2011	310,000	—	545,236	173,102	281,457	83,582	1,393,377
Vice President, Chief	2010	310,000	—	345,861	—	563,209	100,245	1,319,315
Financial Officer and	2009	310,000	—	—	468,922	517,125	148,863	1,444,910
Treasurer
Stephen C. Hooley(1)	2011	650,000	—	1,383,103	439,754	1,215,298	199,921	3,888,076
President and Chief	2010	550,000	—	879,237	—	1,582,307	159,227	3,170,771
Operating Officer	2009	275,000	1,000,000	—	2,074,791	621,500	128,239	4,099,530
Steven J. Towle	2011	440,000	—	763,521	242,411	463,392	38,847	1,948,171
DST Output President	2010	430,000	—	487,539	—	509,148	43,401	1,470,088
and Chief Executive	2009	430,000	—	—	656,154	595,126	31,589	1,712,869
Officer
Robert L. Tritt(1)	2011	415,000	—	763,521	242,411	384,022	52,296	1,857,250
Executive Vice President	2010	400,000	—	487,539	—	641,092	54,739	1,583,010

(1)
Mr. Hooley's base salary for 2009 is based on service that commenced mid-year. Mr. Tritt was not a named officer in the annual meeting proxy statement for 2010, so his compensation for 2009 is not shown.

(2)
The amounts in Column C for 2011 reflect Time RSUs and Performance RSUs granted in February 2011 and Performance RSUs granted in December 2011 under the Equity Program. As explained beginning on page 35, the Equity Program grants are intended to be annualized over 2010 - 2012. Vesting terms and conditions are described in the tables and notes beginning on pages 40 and 53. For our accounting assumptions in deriving the amount in this column, see note (12) to the Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2011.

(3)
The amounts in Column D for 2011 reflect Time Stock Options granted in December 2011 under the Equity Program. We are annualizing the Equity Program grants over 2010 - 2012 as explained beginning on page 35. Vesting terms and conditions are described in the tables and notes beginning on pages 40 and 53. For our accounting assumptions in deriving the amount in this column, see note (12) to the Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2011.

(4)
Amounts include both current cash and deferred cash, the two components of the Incentive Program award for 2011 goal achievement. The current cash amounts for 2011 goal achievement are shown below. The amount of the deferred cash component is shown in Column B in the nonqualified deferred compensation table on page 47. The aggregate earnings for 2011 are shown in Column C of that table. Deferred cash vesting terms and conditions are described in the tables and notes beginning on pages 40 and 53. Deferred cash accounts are subject to earnings and losses based on hypothetical investment choices.

Named Officer	Current Cash Incentive for 2011 Performance Year, Paid in 2012 ($)
Thomas A. McDonnell	1,053,750
Kenneth V. Hager	217,775
Stephen C. Hooley	913,250
Steven J. Towle	338,800
Robert L. Tritt	291,538

(5)
Amounts in Column F for 2011 are a total of the following:

	Thomas A. McDonnell ($)	Kenneth V. Hager ($)	Stephen C. Hooley ($)	Steven J. Towle ($)	Robert L. Tritt ($)
Matching Contribution to 401(k) for 2011 plan year	7,350	7,350	7,350	7,350	7,350
Discretionary Profit Sharing Contribution for 2011 plan year	9,800	9,800	9,800	9,800	9,800
Supplemental Executive Retirement Plan Contribution for 2011 plan year	135,031	25,052	0	0	0
Life Insurance Premiums	23,584	9,949	6,552	8,292	9,212
Excess Liability Insurance Premiums	506	506	506	506	506
Perquisites and Personal Benefits if Total is at or above $10,000*	325,195	30,925	175,713	12,899	25,428

  *
  The 2011 perquisites and personal benefits for the named officers include:

Perquisite or Personal Benefit(i)	Thomas A. McDonnell	Kenneth V. Hager	Stephen C. Hooley	Steven J. Towle	Robert L. Tritt
Paid Parking	x	x	x	—	x
Long-Term Disability Premiums	x	x	x	x	x
Personal Use of Company Car or Car Allowance	x	x	x	x	x
Estate Planning Services	x	—	—	—	—
Tax Return Preparation Services	x	x	x	—	—
Company Reimbursed Physical	—	—	—	—	x
Non-Business Events at Offsite Planning Meeting	x	x	x	—	x
Personal Use of Aircraft in which the Company has a Fractional Interest(ii)	x	—	x	—	—

    (i)
    The named officers also participated in 2011 in a program in which the Company, through a donor-advised fund at a community charitable foundation, matches contributions by the named officer to qualified not-for-profit organizations in an amount equal to two times the contribution. A maximum Company contribution of $20,000 is allowed for all named officers other than Mr. McDonnell. A maximum matching contribution of $50,000 is allowed for Mr. McDonnell as he also participates in the $30,000 matching program for directors described in note (2) on page 14. We have not included matching amounts in compensation. Contributions were made on behalf of all employees who chose to participate, and we do not believe the contribution directly or indirectly benefitted the named officer personally. The amount of charitable matches during 2011 was $50,000 for Mr. McDonnell and $20,000 for the other named officers.

    (ii)
    The incremental cost of aircraft personal use during 2011 was $280,896 for Mr. McDonnell and $147,628 for Mr. Hooley. The incremental cost for each flight includes the hourly charge for the flight, the fuel charge for the flight, and the ground transportation charge. We did not include in the incremental cost any portion of our monthly aircraft management fee, which we would have paid regardless of the personal use, or depreciation on the plane, which does not vary based on use.

ADDITIONAL INFORMATION REGARDING SUMMARY COMPENSATION TABLE

        The Compensation Committee does not target base salary to be a certain percentage of total compensation. Rather, the Committee determines base salaries as described beginning on page 31. The Committee incorporates a significant "at risk" component into compensation packages using the methods described in the Compensation Objectives table beginning on page 27. Named officers have the Incentive Program and equity awards, retirement programs, perquisites, insurance benefits, deferral programs, and separation from service and change in control protections we describe in our Compensation Discussion and Analysis.

        Employment agreements address certain of the compensation elements shown in the Summary Compensation Table. Messrs. Towle and Tritt do not have employment agreements. The following table summarizes some of the principal terms of the agreements of the other three named officers.

Named Officer	Base Salary Required by Agreement	Incentive Program Opportunity Levels Required by Agreement
Thomas A. McDonnell	At least $750,000, but amount was less for 2010 and 2009 as explained on page 32	At least the percentages shown on page 33
Kenneth V. Hager	As determined by the Compensation Committee	As determined by the Compensation Committee
Stephen C. Hooley	At least $550,000	At least the percentages shown on page 33

        We further describe the employment agreements on pages 40-43 and in the table and notes beginning on page 53 including the non-solicitation and non-compete obligations. If we terminate employment without cause, we will pay the separation benefits described in note (g) on page 56. Each agreement entitles the executive to the change in control protections described beginning on page 42 and in note (i) on page 57. The executive may terminate employment on at least 30 days' notice and, the Company may terminate employment with or without cause. An agreement cannot be amended except in a writing signed both by the executive and the Company. Mr. McDonnell's agreement is subject to automatic one-year renewal unless otherwise terminated as further explained on page 41.

NONQUALIFIED DEFERRED COMPENSATION

        Deferral Activity and Balances.    The following table shows nonqualified deferred compensation information for amounts contributed for, and earnings during, 2011. We describe the various forms of nonqualified deferral programs following the table.

	A	B	C	D	E
Named Officer and Type of Deferral	Executive Contributions in 2011 (1)($)	Registrant Contributions in 2011 (2)($)	Aggregate Earnings in 2011 (3)($)	Aggregate Withdrawals/ Distributions in 2011(4)($)	Aggregate Balance at December 31, 2011(5)($)
Thomas A. McDonnell
Incentive Program Deferred Cash	1,148,212	303,750	201,065	—	4,469,223
Supplemental Executive Retirement Plan	—	135,031	197,844	—	3,539,946
Terminated Executive Plan	—	—	278,025	—	4,899,524
Terminated Directors' Deferred Fee Plan	—	—	508,425	—	4,225,364
Kenneth V. Hager
Incentive Program Deferred Cash	229,754	62,775	907	—	1,022,123
Terminated Executive Plan	—	—	18,012	—	317,425
Supplemental Executive Retirement Plan	—	25,052	40,830	—	729,781
Stephen C. Hooley
Incentive Program Deferred Cash	—	263,250	38,798	—	738,355
Steven J. Towle
Incentive Program Deferred Cash	—	118,800	5,792	167,136	179,619
Robert L. Tritt
Incentive Program Deferred Cash	—	84,038	8,446	277,139	323,080

(1)
Column A shows Incentive Program deferred cash amounts that vested in 2011 but were further deferred by named officer election pursuant to applicable tax rules and Incentive Program procedures.

(2)
Column B shows contributions in 2012 for the 2011 performance or plan year.

(3)
Column C shows for each named officer the aggregate earnings during 2011. The range of 2011 earnings rates on available hypothetical investments for all of the nonqualified deferral accounts other than Incentive Program deferred cash accounts was 5.92% to 13.68%. The range of 2011 earnings rates on available hypothetical investments for the deferred cash accounts was (13.21)% to 13.19%.

(4)
Column D shows the distribution in 2011 to Messrs. Towle and Tritt of an Incentive Program deferred cash award that vested December 1, 2011.

(5)
All amounts in Column E were vested as of December 31, 2011 with the exception of Incentive Program deferred cash awards for the 2009 and 2010 performance years. The unvested amounts are shown in the "Death or Disability" row in the table on page 53. Such amounts would vest upon either event, as described in note (a) on page 55. Messrs. McDonnell and Hager would receive unvested deferred cash amounts upon termination of employment as they are retirement-eligible, as further described in note (b) beginning on page 55. A change in control followed by a termination without cause or a resignation for good reason would trigger a payout to all the named officers of unvested deferred cash amounts, as described in note (f) on page 56. The effect of a reduction in force or business unit divestiture on unvested deferred cash amounts is described in notes (c) and (d) on page 56.

The following is an aggregate of the Column E amounts reported in the Summary Compensation Tables in prior annual meeting proxy statements:

Named Officer	Amounts from Column E Reported in Previous Summary Compensation Tables($)
Thomas A. McDonnell	7,241,559
Kenneth V. Hager	1,436,216
Stephen C. Hooley	669,557
Steven J. Towle	816,465
Robert L. Tritt	442,861

  Nonqualified Deferral Programs.

        Arrangements for Incentive and Equity Awards.    By making an election by June 30 of the performance year, named officers can voluntarily defer the current cash awards they receive under the Incentive Program and can voluntarily extend the future payout of vested deferred cash awards and issuance of shares for vesting RSUs. The elected periods can be either a number of years or until separation from service. After electing an initial payout or share issuance date, participants can further extend the date for a minimum of five years if they do so at least one year prior to the initially selected date.

        Retirement Plans.    Only Messrs. McDonnell and Hager participate in the Supplemental Executive Retirement Plan, described on page 41. We make annual SERP contributions to equalize the value of contributions we would have made to various qualified plans and of forfeiture amounts that we would have credited to qualified plan accounts if certain tax regulations had not limited contributions. The SERP accounts of Messrs. McDonnell and Hager are vested.

        Messrs. McDonnell and Hager also have vested accounts under the Executive Plan, which is a nonqualified deferred compensation plan terminated in 1995. Prior to termination of the plan, we credited each participant's account with the value of contributions we would have made to the various qualified plans we maintained without regard to statutory contribution limits and eligibility requirements, less the amount we contributed to such qualified plans on the participant's behalf. The Executive Plan accounts of Messrs. McDonnell and Hager are vested.

        Deferred Fee Plan.    We continue to hold fees Mr. McDonnell previously deferred under a Directors' Deferred Fee Plan that was terminated effective August 31, 1995. The account is vested.

        Earnings Arrangements.    We make credits to or deductions from nonqualified deferral accounts based on hypothetical earnings. For the Incentive Program awards in deferral, we base earnings on the participants' elections among a limited number of long-term investment choices, both equity-based and income-oriented. The number of choices is administratively manageable but allows participants to diversify their hypothetical earnings and control their level of risk. The terminated Directors' Deferred Fee Plan also grows or decreases based on similar types of investments that are Company-directed. SERP and Executive Plan balances are adjusted based on a formula using ten-year U.S. Treasury bond rates. For all the plans, earnings and losses are credited or debited at least annually.

        Retirement Payout Arrangements.    Account balances are payable in installments upon proper election, and named officers have elected as follows:

Award or Plan	Installment Payout Requirement	Maximum Allowable Installment Period	Installment Elections Made
Incentive Program Awards In Deferral	Must be at least age 59 1/2 at termination date	Five years	Messrs. McDonnell* and Hager
SERP	Must be at least age 59 1/2 at termination date	Ten years	Mr. Hager
Executive Plan (terminated in 1995)	Compensation Committee Chairperson must approve post-termination installment payment	Five years	Mr. Hager
Directors' Deferred Fee Plan (terminated in 1995)	Must be a least age 65 at termination date	Ten years	None
Restricted Stock Units	Must be at least 59 1/2 with three years of service at termination date	Five years	None

*
Mr. McDonnell's election applies only to deferred cash awards for performance years prior to 2010.

GRANTS OF PLAN-BASED AWARDS

        The following table and notes show Incentive Program opportunity levels that existed at the beginning of 2011 for each of the named officers, as well as equity grants made during 2011.

		A			B			C	D	E	F
								All Other Stock Awards; Number of Shares of Stock or Units(2) (#)
									All Other Option Awards; Number of Securities Underlying Options(3) (#)		Grant Date Fair Value of Stock and Option Awards ($)
										Exercise or Base Price of Option Awards ($/Sh)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)($)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)(#)
Named Officer	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Thomas McDonnell	02/24/11	—	—	—	—	—	22,400	—	—	—	1,111,936
	02/24/11	—	—	—	—	—	—	5,600	—	—	277,984
	02/24/11	750,000	1,500,000	2,250,000	—	—	—	—	—	—	—
	12/01/11	—	—	—	—	—	13,630	—	—	—	647,561
	12/01/11	—	—	—	—	—	—	—	56,890	47.51	647,454
Kenneth Hager	02/24/11	—	—	—	—	—	6,000	—	—	—	297,840
	02/24/11	—	—	—	—	—	—	1,500	—	—	74,460
	02/24/11	155,000	310,000	465,000	—	—	—	—	—	—	—
	12/01/11	—	—	—	—	—	3,640	—	—	—	172,936
	12/01/11	—	—	—	—	—	—	—	15,210	47.51	173,102
Stephen Hooley	02/24/11	—	—	—	—	—	15,200	—	—	—	754,528
	02/24/11	—	—	—	—	—	—	3,800	—	—	188,632
	02/24/11	650,000	1,300,000	1,950,000	—	—	—	—	—	—	—
	12/01/11	—	—	—	—	—	9,260	—	—	—	439,943
	12/01/11	—	—	—	—	—	—	—	38,640	47.51	439,754
Steven Towle	02/24/11	—	—	—	—	—	8,400	—	—	—	416,976
	02/24/11	—	—	—	—	—	—	2,100	—	—	104,244
	02/24/11	220,000	440,000	660,000	—	—	—	—	—	—	—
	12/01/11	—	—	—	—	—	5,100	—	—	—	242,301
	12/01/11	—	—	—	—	—	—	—	21,300	47.51	242,411
Robert Tritt	02/24/11	—	—	—	—	—	8,400	—	—	—	416,976
	02/24/11	—	—	—	—	—	—	2,100	—	—	104,244
	02/24/11	207,500	415,000	622,500	—	—	—	—	—	—	—
	12/01/11	—	—	—	—	—	5,100	—	—	—	242,301
	12/01/11	—	—	—	—	—	—	—	21,300	47.51	242,411

(1)
The range of Incentive Program awards in Column A that could have been earned for 2011 performance depended on the level of achievement of EPS goals and, for Mr. Towle, partially on achievement of a business unit goal, as described on page 34. The amounts shown represent percentages of base salary that were each named officer's threshold, target and opportunity levels, as further described on page 33.

EPS and business unit goal achievement for 2011 have already been determined. The named officers' aggregate earned Incentive Program awards for 2011 (in other words, the sum of the cash and deferred cash components) are $1,357,500 for Mr. McDonnell, $280,550 for Mr. Hager, $1,176,500 for Mr. Hooley, $457,600 for Mr. Towle, and $375,575 for Mr. Tritt. The current cash portion of the award, shown on page 44, has already been paid. The deferred cash portion, shown on page 47 in Column B for Incentive Program Deferred Cash, is scheduled to vest on December 1, 2014, subject to accelerated vesting in limited circumstances. The deferred cash award for Messrs. Hooley, Towle and Tritt can be forfeited due to termination of employment, as further described in note (e) on page 56. Messrs. McDonnell and Hager are retirement-eligible and would vest in full in their deferred cash accounts if they terminated employment. The deferred cash award is subject to account earnings and losses based on hypothetical investment choices.

(2)
Columns B and C represent RSUs granted in 2011 under the Equity Program described beginning on page 35. The first entry in Column B is for the DST 2011 Performance RSUs with vesting at a rate equal to two times the percentage of year-over-year increase in EPS over a 2011-2015 performance period. None of these RSUs vested for the initial year of the performance period. The second entry in Column B is for the DST 2012 Performance RSUs, granted for the 2012 year of the Equity Program with vesting at a rate equal to two times the percentage of year-over-year increase in EPS over a 2012-2016 performance period.

Column C shows Time RSUs vesting in 20%, 30% and 50% increments over a three-year period. All of the grants shown in Columns B and C are an element of compensation for 2010-2012, which is the period over which the Committee intends to annualize the value of the Equity Program grants, as described beginning on page 35.

Further information including vesting terms and conditions is contained on pages 38 and 40 and in the tables and notes beginning at page 53. When the Company pays a dividend, equivalents accrue in the form of additional unvested RSUs pursuant to a formula set forth in the award agreements. During 2011, additional unvested RSUs received as dividend equivalents and not included in Columns B or C were 829 for Mr. McDonnell, 224 for Mr. Hager, 569 for Mr. Hooley, 480 for Mr. Towle, and 316 for Mr. Tritt.

(3)
Column D represents Time Stock Options granted for the 2012 year of the Equity Program as described on page 36 and in the table and notes beginning at page 53. Further information including vesting terms and conditions is contained on page 40 and in the table and notes beginning at page 53.

OPTION EXERCISES AND STOCK VESTED IN 2011

	Option Awards		Stock Awards(*)
Named Officer	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Thomas A. McDonnell	615,230	2,415,087	813	40,080
Kenneth V. Hager	193,282	2,473,917	187	9,214
Robert L. Tritt	15,120	74,315	—	—

*
These columns represent shares issued in connection with the satisfaction of tax withholding obligations for RSUs. The underlying RSUs are not yet vested but, due to the retirement-eligibility of the grantee, there is no longer a substantial risk of forfeiture.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
(December 31, 2011)

	Option Awards(1)				Stock Awards(2)
	A	B	C	D	E	F	G	H
Named Officer	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Thomas A. McDonnell	44,700		48.2300	05/14/12	31,185	1,419,541	—	—
	388,075		31.0450	11/01/12	—	—	22,716	1,034,032
	11,925		37.6200	01/14/13	5,656	257,461	—	—
	34,568		44.4500	01/04/20	—	—	13,630	620,438
		69,132	44.4500	01/04/20	—	—	—	—
		56,890	47.5100	12/01/21	—	—	—	—
Kenneth V. Hager	18,550		43.8250	12/14/19	8,355	380,320	—	—
		9,250	43.8250	12/14/19	—	—	6,085	276,989
		15,210	47.5100	12/01/21	1,515	68,963	—	—
					—	—	3,640	165,693
Stephen C. Hooley	25,000		39.3350	12/16/13	21,701	987,830	—	—
	46,934		43.8250	12/14/19	—	—	15,414	701,645
		23,466	43.8250	12/14/19	3,854	175,434	—	—
	50,000		43.8250	12/14/19	—	—	9,260	421,515
		38,640	47.5100	12/01/21	—	—	—	—
Steven J. Towle	10,000		39.3300	12/16/13	6,018	273,939	—	—
					—	—	6,018	273,939
	14,315		41.8650	02/10/14	—	—	8,519	387,785
	25,934		43.8250	12/14/19	2,130	96,958	—	—
		12,966	43.8250	12/14/19	—	—	5,100	232,152
		21,300	47.5100	12/01/21	11,726	533,768	—	—
Robert L. Tritt	16,500		47.1550	01/08/12	12,034	547,788	—	—
	17,760		42.6050	07/09/12	—	—	8,519	387,785
	94,702		31.0450	11/01/12	2,130	96,958
	25,934		43.8250	12/14/19	—	—	5,100	232,152
		12,966	43.8250	12/14/19	—	—	—	—
		21,300	47.5100	12/01/21	—	—	—	—

(1)
Column A shows vested stock options. Column B shows that portion of Time Stock Options granted under the three-year Equity Program that were unvested at year-end. The Time Stock Options vest in one-third increments over the three anniversaries of the grant and are subject to forfeiture for termination of employment prior to vesting except for the special vesting events described in the table and notes on pages 40 and 53.

(2)
Column E includes:

•
For Mr. Towle only, the Towle Time RSUs described on page 38, which vested on March 9, 2012.

•
For all named officers, the DST 2010 Performance RSUs described on page 38. They vest depending upon the level of goal achievement for the period of 2010-2014 and the passage of time; goals have been certified as achieved but the RSUs do not vest until March 2013.

•
For all named officers, the Time RSUs described on page 36. They vest in 20%, 30% and 50% increments on the first, second and third anniversaries of the grant date.

        Column G includes:

  •
  For all named officers, the DST 2011 Performance RSUs also described on page 38. They vest depending on the level of goal achievement for the period of 2011-2015.

  •
  For all named officers, the DST 2012 Performance RSUs also described on page 38. They vest depending on the level of goal achievement for the period of 2012-2016.

  The numbers shown in Columns E and G include unvested RSUs granted after the original grant date as dividend equivalents. For retirement-eligible individuals (Messrs. McDonnell and Hager), certain RSU amounts have been reduced by the number of shares surrendered to satisfy certain tax obligations.

  All of the unvested RSUs in Columns E and G are subject to forfeiture for termination of employment prior to vesting except for the special vesting events described in the tables and notes on pages 40 and 53.

NAMED OFFICER AWARD/ACCOUNT VALUES FOR CERTAIN EVENTS

        In this section, we show the effect of certain termination of employment events if, hypothetically, they had occurred as of December 31, 2011 and triggered a payout or vesting to which the named officer would not otherwise have been entitled. Beginning on page 39, we describe the reasons for the post-employment and retirement benefits and the change in control protections shown in the following table. The effects of voluntary termination of employment (other than a retirement), termination for cause, and change in control that is not followed by either a termination without cause or a resignation for good reason (each, a "Special Termination") are not shown in the table below. They would not have caused accelerated award vesting or separation benefits.

	Thomas A. McDonnell	Kenneth V. Hager	Stephen C. Hooley	Steven J. Towle	Robert L. Tritt
	($)	($)	($)	($)	($)
December 31, 2011 Hypothetical Event and Award or Other Benefit to be Valued(*)
Death or Disability(a)
Restricted Stock Units	3,331,472	891,964	2,286,424	1,798,541	1,264,682
Time Stock Options	73,971	15,679	39,775	21,977	21,977
Deferred Cash Accounts	1,246,971	253,578	738,355	179,619	323,080
Total	4,652,414	1,161,221	3,064,554	2,000,137	1,609,739
Retirement(b)
Restricted Stock Units	1,461,693	391,609	0	0	0
Deferred Cash Awards	1,246,971	253,578	0	0	0
Total	2,708,664	645,187	0	0	0
Termination without cause in connection with a reduction in force(c)
Restricted Stock Units	1,461,693	391,609	1,017,053	290,099	563,947
Time Stock Options	49,314	10,888	27,621	15,262	15,262
Deferred Cash Accounts	1,246,971	253,578	738,355	179,619	323,080
Severance Base Salary	1,500,000	310,000	1,300,000	0	0
Life and Health Premiums	63,382	18,056	39,712	0	0
Premium Gross-Up	46,142	13,773	29,644	0	0
Total	4,367,502	997,904	3,152,385	484,980	902,289
Termination without cause in connection with a business unit divestiture(d)
Restricted Stock Units	1,461,692	391,609	424,356	125,735	235,275
Time Stock Options	49,314	10,888	27,621	15,262	15,262
Deferred Cash Accounts	1,246,971	253,578	738,355	179,619	323,080
Severance Base Salary	1,500,000	310,000	1,300,000	0	0
Life and Health Premiums	63,382	18,056	39,712	0	0
Premium Gross-Up	46,142	13,773	29,644	0	0
Total	4,367,501	997,904	2,559,688	320,616	573,617

	Thomas A. McDonnell	Kenneth V. Hager	Stephen C. Hooley	Steven J. Towle	Robert L. Tritt
	($)	($)	($)	($)	($)
Other termination without cause(e)
Restricted Stock Units	1,461,693	391,609	0	0	0
Deferred Cash Accounts	1,246,971	253,578	0	0	0
Severance Base Salary	1,500,000	310,000	1,300,000	0	0
Life and Health Premiums	63,382	18,056	39,712	0	0
Premium Gross-Up	46,142	13,773	29,644	0	0
Total	4,318,188	987,016	1,369,356	0	0
Change in control followed by termination without cause or resignation for good reason(f)
Restricted Stock Units	3,331,472	891,964	2,286,424	1,798,541	1,264,682
Time Stock Options	73,971	15,679	39,775	21,977	21,977
Deferred Cash Accounts	1,246,971	253,578	738,355	179,619	323,080
Severance Base Salary	2,250,000	930,000	1,950,000	0	0
Benefit Continuation	556,512	181,787	111,018	0	0
Severance Incentive Award	4,500,000	930,000	3,900,000	0	0
Income or Excise Tax Gross-Up	0	0	3,190,274	0	0
Total	11,958,926	3,203,008	12,215,846	2,000,137	1,609,739

*
NOTE REGARDING AWARD VALUATIONS: The deferred cash accounts and stock awards valued in the table are the Incentive Program and equity awards unvested at year-end. Additional information about the deferred cash accounts is shown in the tables and notes beginning on page 47. Additional information about the equity awards is shown in the table and notes on page 52. The following chart shows how we valued the hypothetical early vesting of these awards.

Type of Incentive or Equity Award	Valuation Method
Deferred Cash Accounts existing as of December 31, 2011 under the Incentive Program(1)	We used the year-end balance of the hypothetical Incentive Program accounts.
Restricted Stock Units ("RSUs")(2)
Under RSU award agreements, the RSUs are not valued until the second Friday in March following the performance year. For the sake of completing this table as if the vesting was to be calculated year-end (which would not actually be the case), the closing price on December 31, 2011 ($45.52) was used in accordance with applicable regulations to calculate the value.

Type of Incentive or Equity Award	Valuation Method
Time Stock Options(3)	The average of the high and low price of DST stock on the grant date is used to calculate the strike price of the option, and the average price on the trading day preceding the exercise date ("valuation price") is used, along with the strike price, to calculate the income from the exercise. In accordance with applicable regulations, stock options unvested at year-end have been valued in the table based on the spread between the closing price on December 31, 2011 ($45.52) and the various strike prices for the options shown in note (3).

(1)
Incentive Program amounts for the 2011 performance year (the aggregate of cash and deferred cash awards) are shown in note (1) on page 50. Neither portion of the 2011 award is included in this table because none of the special events shown in this table would trigger payment. Procedures under the 2005 Plan would allow the payment due to the fact that they were employed as of year-end.

(2)
The RSUs valued in the table are of various types, as follows:

Type of RSU	Grantees
DST 2010 Performance RSUs described on page 38	Messrs. McDonnell, Hager, Hooley, Towle and Tritt
DST 2011 Performance RSUs and DST 2012 Performance RSUs described on page 38	Messrs. McDonnell, Hager, Hooley, Towle and Tritt
Time RSUs described on page 36	Messrs. McDonnell, Hager, Hooley, Towle and Tritt
DST Output 2010 Performance RSUs described on page 38	Mr. Towle
Towle Time RSUs described on page 38	Mr. Towle
(3)
The Time Stock Options valued in the table consist of options granted to Messrs. Hager, Hooley, Towle and Tritt on December 14, 2009 with a $43.825 strike price and options granted to Mr. McDonnell on January 4, 2010 with a $44.45 strike price. The table does not include Time Stock Options granted on December 1, 2011, as the strike price ($47.51) exceeds the closing price of the stock on December 31, 2011 ($45.52).

NOTES REGARDING EFFECT OF VARIOUS EVENTS:

(a)
Death or Disability: Vesting of deferred cash accounts, Time Stock Options and all types of RSUs would have accelerated. Employment agreement benefits would not have been paid.

(b)
Retirement: At December 31, 2011, only Messrs. McDonnell and Hager are over age 59 1/2 and have served DST for more than the three years required for retirement-eligibility. The DST 2010 Performance RSUs would have vested and the time-condition to vesting would have been excused because goal achievement has already been certified. A pro rata portion of the tranche of the Time RSUs scheduled to vest in March 2012 would have vested. Vesting of deferred cash accounts would have accelerated.

(c)
Reduction in Force: The DST 2010 Performance RSUs would have vested and the time-condition to vesting would have been excused because goal achievement has already been certified. A pro rata portion of the tranche of the Time RSUs scheduled to vest in March 2012 would have vested. Vesting of deferred cash accounts would have accelerated. Time Stock Options unvested at year-end would have vested pro rata based on the date of the event. Employment agreement benefits would have been paid as described in note (g).

(d)
Business Unit Divestiture: Because achievement of DST goals was certified for 2010 (and regardless of the level of achievement), the DST 2010 Performance RSUs would have vested based on the number of months that have elapsed in a 60-month performance period that began January 1, 2010, except that they would have vested for Messrs. McDonnell and Hager as described in note (b). A pro rata portion of the tranche of the Time RSUs scheduled to vest in March 2012 would have vested. Vesting of deferred cash accounts would have accelerated. Time Stock Options unvested at year-end would have vested pro rata based on the date of the event. Employment agreement benefits would have been paid as described in note (g).

(e)
Termination Without Cause: Because Messrs. McDonnell and Hager are retirement-eligible, their DST 2010 Performance RSUs would have vested and vesting of their deferred cash accounts would have accelerated. Employment agreement benefits would have been paid as described in note (g).

(f)
Change in Control Followed By a Special Termination (Termination Without Cause or Resignation for Good Reason): All RSUs would have vested, except that the Towle Time RSUs would have vested only if the post-change in control termination was a resignation for good reason (rather than a termination without cause). Vesting of deferred cash accounts and Time Stock Options would have accelerated. Employment agreement benefits to Messrs. McDonnell, Hager and Hooley, including the payment of Incentive Program awards, would have been paid as described in note (i).

  Change in Control Not Followed By a Special Termination: All Performance RSUs would have begun vesting in one-third increments over the anniversary dates of the change in control so long as the employment continued, and any unmet performance conditions would no longer have applied.

(g)
Employment Agreement Separation Provisions: The employment agreement separation period upon which these amounts are based is 24 months for Messrs. McDonnell and Hooley, and twelve months for Mr. Hager. For life insurance premiums, we used the 2011 rates. For health insurance premiums, we used the 2012 rates that would have applied depending on the type of coverage (individual or family) the officer procured for 2012. The agreements entitle the named officers to premium gross-ups as described in note (h).

(h)
Health and Life Insurance Premium Gross-Ups: The estimates are based on our monthly cost of health and life insurance premiums as explained in note (g). To determine the aggregate value of the insurance coverage continuation, we multiplied the monthly health and life insurance premiums by the number of months of taxable insurance coverage continuation each named officer is entitled to under his respective employment agreement. We then calculated the additional tax gross-up payments we would have been obligated to make in order to put the named officer in an after-tax position as if he had never received the taxable insurance coverage continuation.

(i)
Employment Agreement Post-Change in Control Separation Provisions; Parachute Taxes. The calculations reflect employment agreement provisions stating that the base salary and the following other benefits are provided upon a Special Termination that occurs within the three year period following the change in control. The amounts payable are based on the length of time from the date of the Special Termination to the end of the three-year period. For purposes of this table, the Special Termination is treated as having occurred on the date of the change in control.

  •
  Benefit Continuation Period. Benefit continuation amounts consist of life and health insurance premiums, estimated 401(k) profit sharing contributions, and, for Messrs. McDonnell and Hager, hypothetical SERP contributions. Note (g) describes the determination of the monthly life and health insurance premium amounts. Profit sharing contribution amounts are based on contributions made for 2010 as these do not vary substantially from year to year for named officers.

  •
  Severance Incentive Award. Incentive Program awards upon a termination incident to a change in control for Messrs. McDonnell and Hooley (200% of base salary incentive target), and Mr. Hager (100% of base salary incentive target) are based, as the agreements require, on the assumption that we achieved target goals for the three-year Incentive Program period.

  Internal Revenue Code Section 4999 imposes a 20% excise tax on parachute payments ("parachute tax"). The Committee has formally determined not to include golden parachute excise tax gross-up provisions in future executive employment agreements. The current employment agreements provide that the named officers are eligible for a gross-up payment relating to the parachute tax. Any gross-up payment is intended to put the executive in the same after-tax position as if the executive had not been subject to the parachute tax. For Messrs. McDonnell and Hooley, the potential parachute payments are generally subject to a scaleback equal to the largest amount that can be paid without triggering the parachute tax. If the payments are scaled back, there would be no parachute tax and no gross-up payment. However, if the executive would retain, after tax, more than 120% of the amount he would retain if the potential parachute payments were scaled back, the cap does not apply and the executive is entitled to a gross-up payment, not to exceed five times the parachute tax. If our named officers had a Special Termination on a December 31, 2011 change in control, only Mr. Hooley would have been entitled to a gross-up payment, in the amount shown in the above table, and no scaleback would have applied to either Mr. McDonnell or Mr. Hooley.

ANNUAL MEETING MATTERS

        Quorum.    For you to approve proposals at the 2012 annual meeting, we must have a quorum. A quorum means the holders of a majority of the shares of DST stock outstanding on the record date are present at the annual meeting. Proxies received but marked as abstentions or treated as broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting. Also included in the calculation of shares present are broker non-votes, which occur when a broker has not received directions from customers and does not have discretionary authority to vote the customers' shares. If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice will be given.

        Tabulation of Votes.    You may cast one vote for each share of DST stock you held on the record date on all proposals. You may vote cumulatively for directors. In other words, you may cast a number of votes equal to the number of shares of our common stock held on the record date multiplied by the number of directors to be elected. You may cast all such votes for a single Nominee or distribute them among the Nominees as you choose.

  Votes Required for Approval.

        Election of Directors.    Stockholders elect directors by a plurality of the voted shares which we determine by reference to the number of votes for each candidate. For the 2012 meeting, our stockholders will elect the three candidates with the highest number of affirmative votes. You may cast your vote in favor of a director or withhold it. We disregard withheld votes in determining a plurality.

        Ratification of Independent Registered Public Accounting Firm.    The affirmative vote of a majority of the shares of DST stock present and entitled to vote at the meeting is required to ratify the Audit Committee's appointment of PricewaterhouseCoopers as our independent registered public accounting firm for 2012. Abstentions will be treated as shares present for quorum purposes and entitled to vote, so they will have the same practical effect as votes against a proposal. Broker non-votes will be treated as shares present for quorum purposes but not entitled to vote, so they will not affect the outcome of this proposal.

        Advisory Resolution to Approve Named Officer Compensation.    The affirmative vote of a majority of the shares of DST stock present and entitled to vote at the meeting is required to adopt the Say on Pay resolution. Abstentions will be treated as shares present for quorum purposes and entitled to vote, so they will have the same practical effect as votes against the proposal. Broker non-votes will be treated as shares present for quorum purposes but not entitled to vote, so they will not affect the outcome of this proposal.

        How Stockholders Vote.    Voters include recordholders, persons holding DST stock in our tax-qualified benefit plans, and investors holding DST stock through a broker or other nominee.

        Common Stock Held of Record.    You may vote shares of record if you are present at the 2012 annual meeting either in person or through your proxy. By casting a paper, Internet or telephone vote (each of which is valid under Delaware law), you appoint our Proxy Committee as your proxy to vote your shares. Three of our officers constitute the Proxy Committee, which will vote as specified all shares of DST stock for which it is proxy. To name as proxy someone other than the Proxy Committee, please contact the Corporate Secretary at the address on page 1 for instructions. The person named as replacement proxy must attend and vote at the annual meeting. This Proxy Statement solicits, and you grant by voting, discretionary authority for the Committee to vote cumulatively for the election of directors. If you do not specify how you are voting your shares, the Proxy Committee intends to vote them for the Board Nominees, for ratification of PricewaterhouseCoopers, for the Say on Pay resolution approving the Company's named officer compensation, and in accordance with the discretion of the Proxy Committee on such other matters as properly come before the annual meeting.

        Common Stock Held Under the Plans.    If you hold shares through our benefit plans, you may, by casting a paper, Internet or telephone vote, instruct the trustee of the benefit plans how to vote the shares allocated to your accounts. The trustee will vote your shares as you instruct. For shares of DST stock not allocated to benefit plan accounts or for which it has not received instructions, the trustee must vote the shares in the same proportion as those shares for which it received instructions. The trustee may vote benefit plan shares either in person or through a proxy. The trustee intends to vote in the same manner as the Proxy Committee on any miscellaneous matters stockholders properly bring before the annual meeting.

        Common Stock Held Through a Broker or Other Nominee.    Each broker or nominee must solicit from its customers their directions on how to vote the shares the broker or nominee holds on their behalf. The broker or nominee must then vote the shares in accordance with such directions. We have requested brokers or nominees to forward soliciting materials to you. Whether brokers and nominees may vote shares when they have not received customer directions depends on our proposals and on the rules and procedures of the New York Stock Exchange. The following table shows the New York Stock Exchange rules with regard to our proposals and broker voting.

Proposal	Broker Discretionary Voting Allowed
Elect Directors	No
Ratify Audit Committee's Selection of Independent Registered Public Accounting Firm	Yes
Advisory Resolution to Approve Named Officer Compensation	No

        Recasting or Revoking Your Vote.    Until the polls close (or, as applicable, until the trustee, broker or nominee votes), you may recast your votes with a later-dated voting card or an Internet or telephone vote. You may revoke your vote by following the revocation procedures of the trustee, broker or nominee or, as a recordholder, by delivering your written revocation to our Corporate Secretary before the polls close during the annual meeting.

        Attendance and Voting in Person at the Annual Meeting.    Only recordholders or their properly appointed proxies, beneficial owners of DST stock who have evidence of such ownership, and our guests may attend the annual meeting. Benefit plan participants and broker customers may only vote by instructing the trustee, broker or nominee and may not cast ballots at the annual meeting unless the trustee, broker or nominee has instructed us otherwise. Recordholders who have not appointed a proxy, or who have revoked the appointment of a proxy, may cast a ballot at the annual meeting.

        General Information.    We pay the cost of the annual meeting, including the cost of mailing the proxy materials. We may ask directors, officers and employees to solicit proxies by telephone, in writing, or in person. We have retained InnisFree M&A Incorporated to assist in obtaining proxies. We expect to pay InnisFree less than $15,000, plus expenses. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of DST stock for their expenses in forwarding this Proxy Statement, the Annual Report and other Company soliciting materials to the beneficial owners.

        Stockholder Proposals.    As a stockholder, you may submit proposals for consideration at the 2012 annual stockholders' meeting.

        Including Stockholder Proposals in the 2013 Annual Meeting Proxy Statement.    If you desire to have a proposal included in our Proxy Statement for the 2013 annual meeting pursuant to Rule 14a-8 under the Exchange Act ("Rule 14a-8"), our Corporate Secretary must receive your proposal at the address on page 1 on or before November 19, 2012. The proposal must comply with the securities regulations and our Bylaws.

        Timely Notice of Nominations for Director and Other Stockholder Proposals.    Our bylaws provide that you may not make a proposal (other than a proposal requested to be included in a Proxy Statement pursuant to Rule 14a-8 as noted above) unless you:

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  timely deliver notice to our Corporate Secretary, and

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  have beneficially owned at least 1% of our outstanding common stock for at least one year, and intend to continue to beneficially own at least 1% of our outstanding common stock through the date of the annual meeting.

        Notice of a proposal or nomination is timely:

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  if the meeting is to be held the second Tuesday in May and you deliver the proposal not less than 90 nor more than 120 days prior to the anniversary of our last annual meeting;

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  if the meeting is to be held more than 30 days before or more than 60 days after the anniversary of our last annual meeting, and you deliver the proposal not less than 120 days and not later than 90 days prior to the annual meeting, or, if later, the 10th day following the day on which the date of such meeting was publicly disclosed in a press release or an SEC filing by the Company.

To timely submit a proposal for the 2013 annual meeting if it occurs on May 8, 2013, you must deliver it no earlier than January 8, 2013 and no later than February 7, 2013.

        Contents of Notice of Proposal.    Your proposal must be written. The required contents depend on whether the proposal pertains to nominating a director or to other business. The Chairman of the annual meeting has the power to determine whether the proposed business is appropriate and properly brought before the meeting.

        Your notice pertaining to the nomination of a director shall include:

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  your name and address and the name and address of the person or persons to be nominated;

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  a representation that you meet the ownership requirement set forth above and that you are a holder of record of stock of the Company entitled to vote in the election of directors at such meeting and intend to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

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  your name and address, as it appears on the Company's books, and the name and address of the beneficial owner, if any, on whose behalf the nomination is made;

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  the class and number of shares of the Company which are owned beneficially and of record by you and by each nominee proposed by you;

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  a description of all arrangements or understandings between you and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made;

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  such other information regarding each nominee proposed by you as would have been required to be included in a Proxy Statement filed pursuant to Regulation 14A as then in effect under the Exchange Act, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and

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  the consent of each nominee to serve as a director of the Company if so elected.

The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company, or that could be material to a reasonable stockholder's understanding of the independence or lack of independence of such nominee.

        Your notice concerning business other than nominating a director shall set forth:

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  a brief description of the business you desire to bring before the meeting and your reasons for conducting such business at the meeting;

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  your name and address;

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  the class and number of shares of stock that you beneficially own and the name and address of record under which you own it;

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  a representation that you meet the ownership requirement set forth above;

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  a description of all arrangements or understandings between you and any other person or persons (naming such person or persons) in connection with the proposal of such business;

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  such other information regarding you as would have been required to be included in a Proxy Statement filed pursuant to Regulation 14A as then in effect under the Exchange Act; and

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  any material interest you have in such business.

        Availability of Annual Report.    The Annual Report on Form 10-K for the fiscal year ended December 31, 2011 as filed (with only new exhibits) with the Securities and Exchange Commission includes a list of all exhibits. We will furnish copies of exhibits listed in the Form 10-K if you request them in writing from our Corporate Secretary at the address on page 1. We will ask you to pay our reasonable expenses in furnishing such exhibits. You may make such request only if you are a beneficial owner of DST stock entitled to vote at the annual meeting and you identify yourself as such. The Form 10-K, including any specific exhibits filed with it, are available at www.dstsystems.com and www.sec.gov.

        Householding for Broker Customers.    Services that deliver materials to broker customers may deliver to multiple stockholders sharing the same address a single copy of our Form 10-K, Proxy Statement, and Notice of Internet Availability of Materials, as applicable. If you received a single copy at an address shared by other stockholders, we will promptly deliver to you upon your written or verbal request a separate copy of the documents. Please make your request in writing to our Corporate Secretary at the address on page 1 or by calling (816) 435-8655. To receive separate copies of our Form 10-K, Proxy Statement, or Notice of Availability of Internet Materials in the future from your broker or nominee, or to receive only one copy per household, please contact the bank, broker or other nominee holding your shares.

By Order of the Board,

Randall D. Young
Vice President, General Counsel and Secretary
Kansas City, Missouri March 19, 2012

IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Daylight Time, on May 8, 2012. Vote by Internet • Go to www.envisionreports.com/DST • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. • Follow the instructions provided by the recorded message X Annual Meeting Proxy Card IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proposals — The Board of Directors recommends a vote FOR the nominees listed in Proposal 1 and FOR Proposals 2 and 3. 1. Election of Directors: For Withhold 01 - Lowell L. Bryan 02 - Samuel G. Liss For Against Abstain 2. Ratification of Independent Registered Public Accounting Firm. 3. Advisory Resolution to Approve Named Officer Compensation. Non-Voting Items Change of Address — Please print new address below. For Withhold For Withhold 03 - Travis E. Reed By signing this card, you are authorizing the Proxy Committee (if you own registered shares) and the Trustee of the DST Benefit Plan(s) (if you own benefit plan shares) to vote your shares as you specify on the three proposals presented at the Annual Meeting or any adjournment thereof and to vote in their respective discretion on other proposals that may properly come before such meeting. To vote in accordance with all of the DST Board of Directors’ recommendations, please sign and date; you need not mark any boxes. The DST Board of Directors recommends that you vote FOR each of the proposals. SEE IMPORTANT INFORMATION ON THE REVERSE SIDE OF THIS CARD. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 01FUDD

Consent to receive annual meeting materials through Internet access: Current regulations and standards require your consent if, as a holder of record, you wish to stop paper delivery of annual meeting materials to you and, in the future, receive e-mail notice of Internet access to the materials. The Internet voting site for this year’s meeting allows you to consent for future years. If you are not voting over the Internet, you may consent at www.computershare.com/us/ecomms. If you hold your DST shares through a broker or other nominee, you can stop paper delivery only by following the instructions of the broker or nominee. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — DST Systems, Inc. Annual Meeting of Stockholders - May 8, 2012 THE DST BOARD OF DIRECTORS SOLICITS YOUR VOTE The DST Board is making the three proposals. They are not related to or conditioned on the approval of any other proposals which may come before the Annual Meeting. If you hold registered shares in certificate form or in a book entry account with DST’s transfer agent as of the close of bus iness on the Record Date (March 9, 2012), you hereby appoint the Proxy Committee to vote your shares as specified. The Proxy Committee appointed by the DST Board is comprised of Stephen C. Hooley, Kenneth V. Hager and Randall D. Young. If you do not specify how you authorize the Proxy Committee to vote these shares, you authorize it to vote FOR the nominees listed in Proposal 1 and FOR Proposals 2-3. If you are a participant in the DST Employee Stock Ownership Plan and/or the DST 401(k) Profit Sharing Plan, you are eligible to vote the total number of shares you held in your plan account(s) as of the close of business on the Record Date. If you fail to return this Voting Card or do not specify your vote, the Trustee of the applicable plan will vote the shares allocated to your benefit plan account in the same proportion as the shares held by the plan for which the Trustee receives voting instructions. You may revoke this proxy in the manner described in the Proxy Statement dated March 19, 2012, receipt of which you hereby acknowledge. PLEASE DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

DST Systems, Inc.

Annual Meeting of Stockholders

May 8, 2012

Control Number:

To: [[Registration]]

We are pleased to deliver your Proxy Statement and Form 10-K Annual Report via email and provide you with the opportunity to vote online. The Proxy Statement and Form 10-K Annual Report are now available, and you can now vote your shares for the 2012 Annual Stockholders’ Meeting. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Daylight Time, on May 8, 2012.

You may be receiving separate communications from us today if you hold your shares of record in more than one type of account at Computershare, our transfer agent (e.g., single ownership versus joint tenancy).  Please vote separately if you receive more than one email today.  All separate communications you receive today pertain to DST shares you hold directly in your account(s) at Computershare, not to shares you hold through a broker or other nominee. You will receive separate instructions from your broker or nominee for any such shares. Please also vote those shares when you receive voting instructions.

To view the Proxy Statement and Form 10-K Annual Report and to cast your vote, please visit: www.envisionreports.com\DST and then follow the instructions. To vote (the green button to the right on the website), you will need the Control Number above.

You may also vote by calling toll free within the United States, Canada and Puerto Rico, 1-800-652-VOTE (8683), Computershare’s interactive voice response (“IVR”). The IVR will ask you to speak the circled number located in the shaded bar on your proxy card. When the IVR asks this, please use the Control Number above. For purposes of telephonic voting, please note that, for Proposal 1, the three persons nominated for service on our Board of Directors are: 01 Lowell L. Bryan, 02 Samuel G. Liss, 03 Travis E. Reed; that Proposal 2 is the Ratification of Independent Registered Accounting Firm, that Proposal 3 is the Advisory Resolution to Approve Named Officer Compensation.

If you have any questions regarding your account balance or other account information, please call 1-877-282-1168 and we will be pleased to help. Alternatively, you may also submit such questions directly through our secure, online contact form at: www.computershare.com/ContactUs.

Thank you for using our online voting or telephone service.

This email and any files transmitted with it are solely intended for the use of the addressee(s) and may contain information that is confidential and privileged. If you receive this email in error, please advise us by return email immediately. Please also disregard the contents of the email, delete it and destroy any copies immediately. Computershare Limited and its subsidiaries do not accept liability for the consequences of any computer viruses that may be transmitted with this email.

You may request a paper copy of the Proxy Statement and Form 10-K by calling Val Lake, 816/435-8655, or emailing vllake@dstsystems.com.